UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SLM Corporation

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300 Continental Drive

Newark, Delaware 19713

[—], 2014

Dear Fellow Stockholders:

On May 29, 2013, we announced a plan to separate into two distinct publicly-traded entities—an education loan management, servicing and asset recovery business, Navient Corporation (“Navient”), and a consumer banking business, to be effected through an internal reorganization followed by a pro rata share distribution of the common stock of Navient to our stockholders.

The distribution of Navient’s common stock to our stockholders is scheduled to occur on [—], 2014 to holders of record on [—], 2014. This proxy statement is being filed with the Securities and Exchange Commission on [—], 2014, prior to our anticipated distribution of Navient’s common stock on [—], 2014. As a result, we have assumed in this proxy statement the distribution of the common stock of Navient to our stockholders occurred on [—], 2014, as anticipated. By the time we mail the Notice of Availability of Proxy Materials on [—], 2014 to our stockholders, we will be a stand-alone consumer banking business operating under the Sallie Mae brand. Therefore, the matters to be acted upon at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) on June 25, 2014 will relate solely to us as a stand-alone consumer banking business. Navient will hold in the future a separate annual meeting of its stockholders for the election of its directors and other matters which may be brought before its stockholders.

At our Annual Meeting, we would be delighted to answer any questions you may have regarding the separation and distribution. We look forward to seeing you on June 25, 2014.

Sincerely,

Anthony P. Terracciano
Chairman of the Board of Directors

300 Continental Drive

Newark, Delaware 19713

[—], 2014

Dear Fellow Stockholders:

Please join us Wednesday, June 25, 2014, at 11:00 a.m., Eastern Daylight Time, for our 2014 Annual Meeting of Stockholders (the “Annual Meeting”). As in prior years, the Annual Meeting will be held at our corporate headquarters located at 300 Continental Drive, Newark, Delaware 19713.

I am pleased to inform you that our previously announced plan to separate into two distinct publicly-traded entities—an education loan management, servicing and asset recovery business, Navient Corporation (“Navient”), and a consumer banking business, has been consummated and a pro rata share distribution of the common stock of Navient to holders of Sallie Mae’s common stock occurred on [—], 2014. As a result, we are now a stand-alone consumer banking business operating under the Sallie Mae brand. We are grateful for the efforts of our executive management team and our employees for navigating us through this process and for helping to advance the transformation of Sallie Mae for continued long-term sustainable growth and value creation.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and proxy statement. As a stockholder, you are being asked to vote on a number of important matters. Your vote on these matters is important, regardless of the number of shares you own, and all stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Availability of Proxy Materials or the proxy card you received in the mail.

For over 40 years, we have made a difference in students’ and families’ lives, helping more than 31 million Americans pay for college. We see the separation of Navient as the next step in the evolution of our business, which will enable us to continue our efforts to help students and families finance the costs of their education.

Thank you for your continued support of Sallie Mae.

Sincerely,

Anthony P. Terracciano
Chairman of the Board of Directors

300 Continental Drive

Newark, Delaware 19713

[—], 2014

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

SLM Corporation (“Sallie Mae” or the “Company”) will hold its 2014 Annual Meeting of Stockholders (the “Annual Meeting”) as follows:

Date and Time:	Wednesday, June 25, 2014, 11:00 a.m., Eastern Daylight Time

Place:	Sallie Mae’s Corporate Headquarters 300 Continental Drive Newark, Delaware 19713

Items of Business:	(1) Elect [—] directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

(2) Conduct an advisory vote on executive compensation;

(3) Ratify the appointment of KPMG LLP as Sallie Mae’s independent registered public accounting firm for the year ending December 31, 2014;

(4)     Approve an amendment to the Limited Liability Company Agreement of Navient, LLC (now a wholly-owned subsidiary of Navient), to eliminate the provision requiring our stockholders to approve certain actions by or involving Navient, LLC;

(5) Approve an amendment to the Restated Certificate of Incorporation of SLM Corporation, as amended, to eliminate cumulative voting;

(6) Consider a stockholder proposal regarding proxy access;

(7) Consider a stockholder proposal regarding disclosure of lobbying expenditures and contributions; and

(8) Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Stockholders of record as of the close of business on April 30, 2014, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your participation in the Annual Meeting is important. Sallie Mae urges you to take the time to read carefully the proposals described in the proxy statement and vote your proxy at your earliest convenience. You may vote by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you wish to attend the meeting in person, you must bring evidence of your ownership as of April 30, 2014, or a valid proxy showing that you are representing a stockholder.

Thank you for your interest in Sallie Mae.

Anthony P. Terracciano
Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on June 25, 2014. The proxy statement and Sallie Mae’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”) are available at http://www.salliemae.com/Investors/AnnualReports and http://materials.proxyvote.com. You may also obtain these materials at the Securities and Exchange Commission website at www.sec.gov or by contacting the Office of the Corporate Secretary at the Company’s principal executive offices, located at 300 Continental Drive, Newark, Delaware 19713. Sallie Mae will provide a copy of the 2013 Form 10-K without charge to any stockholder upon written request.

300 Continental Drive

Newark, Delaware 19713

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of SLM Corporation (“Sallie Mae,” the “Company,” “we,” “our” or “us”) is furnishing this proxy statement to solicit proxies for use at Sallie Mae’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of 2014 Annual Meeting of Stockholders accompanies this proxy statement. This proxy statement is being sent or made available, as applicable, to our stockholders beginning on or about [—], 2014.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How did the separation and distribution of Navient from Sallie Mae work? The separation of Navient Corporation (“Navient”) from Sallie Mae was preceded by an internal corporate reorganization, which was the first step to separate the consumer banking business and the education loan management, servicing and asset recovery business. As a result of a holding company merger under Section 251(g) of the Delaware General Corporation Law (“DGCL”), which is referred to herein as the “SLM Merger,” all of the shares of then existing SLM Corporation’s common stock were converted, on a 1-to-1 basis, into shares of common stock of New BLC Corporation, a newly formed company that was a subsidiary of then existing SLM Corporation, and, pursuant to the SLM Merger, New BLC Corporation replaced then existing SLM Corporation as the publicly-traded registrant and changed its name to SLM Corporation. As part of the internal corporate reorganization, the assets and liabilities associated with the education loan management, servicing and asset recovery business were transferred to Navient, and those assets and liabilities associated with the consumer banking business remained with or were transferred to the newly constituted SLM Corporation. Immediately after the internal corporate reorganization, SLM Corporation owned all of the issued and outstanding shares of Navient common stock, which it distributed to the stockholders of SLM Corporation. The internal reorganization and the distribution are sometimes collectively referred to herein as the “Spin-Off” and SLM Corporation as it existed prior to completion of the Spin-Off is sometimes referred to herein as “Old SLM.” Upon completion of the internal reorganization, Old SLM became a limited liability company wholly-owned by Navient and changed its name to Navient, LLC. For further information regarding the Spin-Off, please see Sallie Mae’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with Securities and Exchange Commission (“SEC”) on February 19, 2014 and the Company’s subsequent filings with the SEC.

Who may vote? Only stockholders who owned shares of Sallie Mae’s voting common stock, par value $.20 per share (“Common Stock”), at the close of business on April 30, 2014, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. Sallie Mae’s Common Stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “SLM.” On April 30, 2014, [—] shares of Common Stock were outstanding and eligible to be voted.

Why did I receive a “Notice Regarding the Availability of Proxy Materials”? Sallie Mae is furnishing proxy materials to its stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, Sallie Mae saves costs and reduces the environmental impact of the Annual Meeting. On [—], 2014, Sallie Mae mailed a Notice of Availability of Proxy Materials (“Notice of Availability”) to certain of the Company’s stockholders. The Notice of Availability contains instructions on how to access Sallie Mae’s proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of Sallie Mae’s proxy materials, please follow the instructions included in the Notice of Availability. The Notice of Availability also contains a 15-digit control number that you will need to vote your shares. If you previously chose to receive Sallie Mae’s proxy materials electronically, you will continue to receive access to these materials via an e-mail that will provide electronic links to these documents unless you elect otherwise.

How do I request paper copies of the proxy materials? You may request paper copies of the proxy materials for the Annual Meeting by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record? If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares. Without your voting instructions, your broker, bank, trustee or other nominee may only vote your shares on routine matters. Routine matters DO NOT include Proposals 1, 2, 4, 5, 6 and 7, but do include Proposal 3 (relating to the ratification of the independent registered public accounting firm). For non-routine matters, your shares will not be voted without your specific voting instructions. Accordingly, Sallie Mae encourages you to vote your shares.

If your shares are registered directly in your name with Sallie Mae’s transfer agent, Computershare, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to Sallie Mae or to a third party, or to vote in person at the Annual Meeting.

How do I vote? Sallie Mae encourages stockholders to vote in advance of the Annual Meeting, even if you plan to attend the Annual Meeting. You may vote in one of the following ways:

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By Internet.    You may vote electronically via the Internet at www.proxyvote.com. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 24, 2014. Please have your Notice of Availability or proxy card available when you log on.

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By Telephone.    If you wish to vote by telephone, you may call the toll-free telephone number on the Notice of Availability or your proxy card, which is available 24-hours a day, and follow the pre-recorded instructions. Please have your Notice of Availability or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide you additional instructions regarding voting your shares by telephone. Votes submitted telephonically must be received by 11:59 p.m., Eastern Daylight Time, on June 24, 2014.

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In Person.    If you hold shares directly in your name as a stockholder of record, you may either vote in person or be represented by another person at the Annual Meeting by executing a legal proxy designating that person as your proxy to vote your shares. If you hold your shares in street name, you must obtain a legal proxy from your broker, bank, trustee or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

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By Mail.    If you hold your shares in street name through a broker, bank, trustee or other nominee, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the voting instruction form and return it in the prepaid return envelope provided. Your voting instruction form must be received no later than the close of business on June 24, 2014. If you hold your shares directly in your name as a stockholder of record, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the proxy card and return it in the prepaid return envelope provided. Your proxy card must be received no later than the close of business on June 24, 2014.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares? You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not provide voting instructions to the firm that holds your shares prior to the Annual Meeting, the firm has discretion to vote your shares with respect to Proposal 3 on the proxy card (relating to the ratification of the independent registered public accounting firm), which is considered a routine matter. However, the firm will not have discretion to vote your shares with respect to Proposals 1, 2, 4, 5, 6 and 7 on the proxy card, as these are each considered to be a non-routine matter. You are encouraged to participate in the election of directors and voting on all of the proposals by returning your voting instructions to your broker, bank, trustee or other nominee.

How do I vote shares of Common Stock held in my 401(k) Plan? If you participate in Sallie Mae’s 401(k) Plans, you may vote the number of shares equivalent to your interest, if any, as credited to your account on the record date. You will need to instruct the 401(k) Plan Trustee by telephone, internet or by mail on how to vote your shares. Voting instructions must be received no later than the close of business on June 24, 2014. If you own shares through Sallie Mae’s 401(k) Plans and do not provide voting instructions with respect to your plan shares, the Trustee will vote your plan shares in the same proportion as other plan shares have been voted.

How do proxies work? The Board of Directors is requesting your proxy. Giving your proxy means that you authorize the persons named as proxies therein to vote your shares at the Annual Meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and sign and return a proxy card but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board of Directors’ recommendations. The Board of Directors has recommended that stockholders vote:

•	“FOR” the election of each of the director nominees named in Proposal 1;

•	“FOR” approval of the advisory vote on executive compensation set forth in Proposal 2;

•	“FOR” ratification of the appointment of Sallie Mae’s independent registered public accounting firm set forth in Proposal 3;

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“FOR” approval of an amendment to the Limited Liability Company Agreement of Navient, LLC (the “LLC Agreement”) to eliminate the provision requiring Sallie Mae stockholders to approve certain actions by or involving Navient, LLC set forth in Proposal 4;

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“FOR” approval of an amendment to the Restated Certificate of Incorporation of SLM Corporation, as amended (the “Certificate of Incorporation”), to eliminate cumulative voting set forth in Proposal 5; and

•	“AGAINST” the stockholder proposal relating to disclosure of lobbying expenditures and contributions set forth in Proposal 7.

With respect to the stockholder proposal relating to proxy access set forth in Proposal 6, the Board of Directors makes “NO RECOMMENDATION.” In regards to Proposal 6, in the event you vote your shares but do not complete the voting instructions, your shares will be voted “ABSTAIN.”

In the absence of voting instructions to the contrary, shares of Common Stock represented by validly executed proxies will be voted in accordance with the foregoing recommendations. Giving your proxy also means that you authorize the persons named as proxies to cumulate votes in the election of directors and to vote on any other matter properly presented at the Annual Meeting in such manner as they determine. Sallie Mae does not know of any other matters to be presented at the Annual Meeting as of the date of this proxy statement.

Can I change my vote? Yes. If you hold your shares as a record holder, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

•	Delivering a written notice of revocation to Sallie Mae’s Corporate Secretary at the Office of the Corporate Secretary, 300 Continental Drive, Newark, Delaware 19713;

•	Submitting another timely vote via the Internet, by telephone or by mailing a new proxy (following the instructions listed under the “How do I vote?” section); or

•	Attending the Annual Meeting and voting in person.

If your shares are held in street name, contact your broker, bank, trustee or nominee for instructions on how to revoke or change your voting instructions.

What vote is necessary to approve each matter to be voted on at the Annual Meeting?

Election of Directors.    Sallie Mae’s By-Laws (the “By-Laws”) generally provide that the election of a director will be by a majority of the votes present, represented and entitled to vote with respect to a nominee at a meeting for the election of directors at which a quorum is present. Accordingly, a director nominee will be elected to the Board of Directors if the number of shares voted “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee’s election, without regard to abstentions or votes cumulated for another nominee.

In the election of directors, stockholders are entitled to cumulative voting, which means that each holder of record of shares of Common Stock is entitled to cast as many “FOR” votes as such holder would be entitled to cast for the election of directors with respect to their shares of Common Stock multiplied by the number of directors to be elected at such election and such holder may cast all such votes “FOR” a single director or may distribute them among the director nominees as such holder determines appropriate. Therefore, each share you own is entitled to [—] votes in the election of directors at the Annual Meeting. You may cumulate your votes and cast all your votes “FOR” one nominee or you may distribute your votes among the nominees in any manner you deem appropriate. You may not cumulate your votes “AGAINST” a nominee. The persons named as proxies on the proxy card also may cumulate votes and cast such votes in favor of the election of some or all of the director nominees in their sole discretion, except that a stockholder’s votes will not be cast for a nominee as to whom such stockholder instructs that such votes be cast “AGAINST” or “ABSTAIN”; however, the persons named as proxies on the proxy card will not exercise discretion to cumulate votes unless another stockholder cumulates his or her shares when voting for directors. If you wish to specify your cumulative vote in favor of director nominees, you must follow the special instructions on your Notice of Availability or proxy card and vote by mail. Shares voted through the Sallie Mae 401 (k) Plans cannot be cumulated.

Abstentions and shares that are not voted in the election of directors, including broker non-votes, have no direct effect in the election of directors.

If any director nominee fails to receive a majority of the votes cast “FOR” his or her election, such nominee will automatically tender his or her resignation upon certification of the election results. Sallie Mae’s newly-constituted Compensation, Nominations and Governance Committee (the “CNG Committee”) (previously, the Nominations and Governance Committee) will make a recommendation to the Board of Directors on whether to accept or reject such nominee’s resignation. The Board of Directors will act on the CNG Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

Approval of Amendment to the LLC Agreement of Navient, LLC.    The approval of the amendment to the LLC Agreement of Navient, LLC to remove Article III requires the affirmative vote of a majority of the Company’s outstanding Common Stock, with each share of Common Stock entitled to one vote. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 4. Abstentions and shares that are not voted on the matter, including broker non-votes, will have the same effect as a vote “AGAINST” Proposal 4.

Approval of Amendment to Sallie Mae’s Certificate of Incorporation to Eliminate Cumulative Voting.    The approval of the amendment to the Certificate of Incorporation to eliminate cumulative voting requires the affirmative vote of a majority of Sallie Mae’s outstanding Common Stock, with each share of Common Stock entitled to one vote. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Five. Abstentions and shares that are not voted on the matter, including broker non-votes, will have the same effect as a vote “AGAINST” Proposal 5.

Other Proposals.    Approval of each of the other Proposals at the Annual Meeting will require an affirmative vote of at least a majority of the votes present, represented and entitled to be voted on the matter, with each share of Common Stock entitled to one vote. Abstentions have the same effect as votes “AGAINST” the matter. Shares that are not voted on a matter, including broker non-votes, have no direct effect on the matter.

What constitutes a quorum? A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of Common Stock entitled to vote are present in person or represented by proxy, at the Annual Meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted in determining whether a quorum exists.

Who will count the vote? Votes will be tabulated by Sallie Mae’s Corporate Secretary.

Who can attend the Annual Meeting? Only stockholders as of the record date, April 30, 2014, or duly appointed proxies, may attend. No guests will be allowed to attend the Annual Meeting.

What do I need to attend the Annual Meeting and when should I arrive? The Annual Meeting will be held at Sallie Mae’s Headquarters, 300 Continental Drive, Newark, Delaware 19713. Admission to the Annual Meeting will begin at 10:00 a.m., Eastern Daylight Time.

In order to be admitted to the Annual Meeting, you should:

•	arrive shortly after 10:00 a.m., Eastern Daylight Time, to ensure that you are seated by the commencement of the Annual Meeting at 11:00 a.m., Eastern Daylight Time;

•	be prepared to comply with security requirements, which may include security guards searching all bags and attendees passing through a metal detector, among other security measures;

•	leave your camera at home because cameras, transmission, broadcasting and other recording devices, including certain smart phones, will not be permitted in the meeting room; and

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bring photo identification, such as a driver’s license, and proof of ownership of Common Stock on the record date, April 30, 2014. If you are a holder of record, the top half of your proxy card or your Notice of Availability is your admission ticket. If you hold your shares in street name, a recent brokerage statement or a letter from your bank, broker, trustee or other nominee are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank, trustee or other nominee that holds your shares of Common Stock.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to the Annual Meeting.

OVERVIEW OF PROPOSALS

This proxy statement contains seven proposals requiring stockholder action, each of which is discussed in more detail below. Proposal 1 requests the election of [—] directors to the Board of Directors. Proposal 2 requests an advisory vote on executive compensation. Proposal 3 requests ratification of the appointment of KPMG LLP as Sallie Mae’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Proposal 4 requests a vote to approve an amendment to the LLC Agreement of Navient, LLC (now a wholly-owned subsidiary of Navient), to eliminate the provision requiring the stockholders of Sallie Mae to approve certain actions by or involving Navient, LLC. Proposal 5 requests a vote to amend Sallie Mae’s Certificate of Incorporation to eliminate cumulative voting. Proposal 6 requests a vote on a stockholder proposal regarding proxy access. Finally, Proposal 7 requests a vote on a stockholder proposal regarding disclosure of lobbying expenditures and contributions.

PROPOSAL 1—ELECTION OF DIRECTORS

Prior to the completion of the Spin-Off, the Board of Directors of Sallie Mae was comprised of 14 directors: Anne Torre Bates, William M. Diefenderfer, III, Diane Suitt Gilleland, Earl A. Goode, Ronald F. Hunt, Barry A. Munitz, Howard H. Newman, Frank C. Puleo, Raymond J. Quinlan, John F. Remondi, Wolfgang Schoellkopf, Steven L. Shapiro, Anthony P. Terracciano and Barry L. Williams. However, in conjunction with the completion of the Spin-Off, on [—], 2014, Messrs. Diefenderfer, Munitz, Remondi, Shapiro and Williams and Mses. Torre Bates and Gilleland, each tendered their resignation from the Board of Directors and joined the Navient board of directors. In anticipation of the completion of the Spin-Off, on [—], 2014 the Nominations and Governance Committee recommended and the Board of Directors nominated [—] individuals for election at the Annual Meeting. The [—] persons nominated by the Board of Directors for election are as follows:

Additionally, on [—], 2014, immediately following the Spin-Off, the remaining members of the Board of Directors appointed [—] to existing vacancies on the Board of Directors.

Under the By-Laws, the Board of Directors has the authority to determine the size of the Board of Directors within a range of 11 to 16 directors and to fill any vacancies that may arise prior to the next annual stockholder meeting. Following the Annual Meeting, it is anticipated that the Board of Directors will reduce the size of the Board of Directors from 15 to [—]. Additionally, during 2014, it is anticipated that the Board of Directors will continue to evaluate the optimal size for the Board of Directors and may consider additional director candidates with relevant industry experience for appointment to the Board of Directors.

Biographical information and qualifications and experience with respect to each nominee appears below. In addition to fulfilling the general criteria for director nominees described in the section titled “Nominations Process,” each nominee possesses experience, skills, attributes and other qualifications that the Board of Directors has determined support its oversight and management of Sallie Mae’s business, operations and structure. These qualifications are discussed below along with biographical information regarding each member of the Board of Directors, including each individual’s age, principal occupation and business experience during the past five years. Information concerning each director is based in part on information received from the respective directors and in part from Sallie Mae’s records.

All nominees appearing below have consented to being named in this proxy statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a director, an event that the Board of Directors does not now expect, the Board of Directors may designate a substitute nominee or the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees. If the Board of Directors designates a substitute nominee, persons named as proxies will vote “FOR” that substitute nominee.

The By-Laws generally provide that the election of a director will be by a majority of the votes present, represented and entitled to vote with respect to a nominee at a meeting for the election of directors at which a quorum is present. Accordingly, a director nominee will be elected to the Board of Directors if the number of shares voted “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee’s election, without regard to abstentions or votes cumulated for another nominee.

In the election of directors, stockholders are entitled to cumulative voting, which means that each holder of record of shares of Common Stock is entitled to cast as many votes as such holder would be entitled to cast for the election of directors with respect to its shares of Common Stock multiplied by the number of directors to be elected at such election and that such holder may cast all such votes for a single director or may distribute them among the director nominees as such holder determines appropriate. Therefore, each share you own is entitled to [—] votes in the election of directors at the Annual Meeting. You may cumulate your votes and cast all your votes “FOR” one nominee or you may distribute your votes among the nominees in any manner you deem appropriate; however, you may not cumulate your votes “AGAINST” a nominee. The persons named as proxies on the proxy card also may cumulate votes and cast such votes in favor of the election of some or all of the director nominees in their sole discretion, except that a stockholder’s votes will not be cast for a nominee as to whom such stockholder instructs that such votes be cast “AGAINST” or “ABSTAIN”; however, the persons named as proxies on the proxy card will not exercise discretion to cumulate votes unless another stockholder cumulates its shares when voting for directors.

Abstentions and shares that are not voted in the election of directors, including broker non-votes, have no direct effect in the election of directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Raymond J. Quinlan	Executive Chairman and Chief Executive Officer, Sallie Mae
62 Director since January 16, 2014

Executive Chairman and Chief Executive Officer, Sallie Mae—[—], 2014 to present

Professional Highlights:

• Vice Chairman, Sallie Mae—January, 2014 to [—], 2014

• Executive Vice President—Banking, CIT Group—2010 to 2013

• Executive Chairman, Coastal South Bancshares, Inc.—2010

• Business Manager at Goldman Sachs—2007 to 2008

• Chief Executive Officer, Retail Division North America, for Citigroup—2005 to 2007

Other Professional and Leadership Experience:

• Director, Sallie Mae Bank—2014 to present

Directorships of other public companies:

• Islandsbanki, based in Reykjavik, Iceland—2009 to 2010

• Doral Financial Company—2008 to 2010

Mr. Quinlan’s extensive background and leadership experience in the banking industry, as well as his significant leadership position, allow him to provide continued business and leadership insight to the Board of Directors in the areas of banking, financial services, business operations and capital markets.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE [—] NOMINEES NAMED ABOVE.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Sallie Mae is asking stockholders to approve an advisory resolution (commonly referred to as a “say-on-pay” resolution) on the Company’s executive compensation as reported in this proxy statement. Sallie Mae urges stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes how the Company‘s executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of Sallie Mae’s named executive officers.

The Board of Directors has previously adopted a policy providing for annual “say on pay” advisory votes. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, Sallie Mae is asking stockholders to approve the following advisory resolution at the Annual Meeting:

“Resolved, that Sallie Mae’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.”

During 2013, the Compensation Committee structured Sallie Mae’s executive compensation program based on the compensation philosophy and objectives described in the “Compensation Discussion and Analysis” section of this proxy statement. As part of its operating plan, Sallie Mae set out five management objectives to create stockholder value in 2013. The Board of Directors believes Sallie Mae has substantially achieved those operating plan goals, and the Company’s executive compensation program, as described in the “Compensation Discussion and Analysis,” promoted such achievement. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section which describes Sallie Mae’s executive compensation program in detail, including how it is designed to achieve the Company’s compensation objectives.

This proposal to approve the resolution regarding the compensation of Sallie Mae’s named executive officers requires the affirmative vote of the holders of a majority of the Common Stock present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as being present and entitled to vote for purposes of this proposal and, thus, will have the same effect as a vote “AGAINST.”

This proposal is not intended to address any specific element of compensation but rather Sallie Mae’s overall compensation policies as they relate to the Company’s named executive officers. Therefore, your vote will not impact or limit any existing compensation or award to any named executive officers. Because your vote is advisory, it is not binding upon the CNG Committee or, the Board of Directors of Sallie Mae, and may not be construed as overruling a decision by the Board of Directors or creating an additional fiduciary duty of the Board of Directors. However, the Board of Directors will, as it has done in the past, carefully evaluate the outcome of the vote when considering future executive compensation decisions. At the 2013 Annual Meeting, approximately 95% of the votes were cast in favor of the advisory approval of the compensation of Sallie Mae’s named executive officers. The Board of Directors believes that this stockholder vote indicates strong support for Sallie Mae’s executive compensation program, and the Compensation Committee recommended no significant design changes to the Company’s compensation policies during 2013.

Now that Sallie Mae is a stand-alone consumer banking business with a different business model than existed prior to the Spin-Off, the Company’s newly-constituted CNG Committee will re-consider Sallie Mae’s compensation philosophy, programs and practices in 2014 to ensure that such philosophy, programs and practices continue to attract, retain and motivate executive management, with the ultimate goal of promoting long-term stockholder value.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sallie Mae’s independent registered public accounting firm, KPMG LLP (“KPMG”), is selected by the Audit Committee. On February 3, 2014, the Audit Committee engaged KPMG as Sallie Mae’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Representatives of KPMG are expected to be present at the Annual Meeting and they will have the opportunity to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

This proposal is put before the stockholders because the Board of Directors believes it is a good corporate governance practice to provide stockholders a vote on ratification of the selection of the independent registered public accounting firm.

For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present, represented and entitled to vote at the Annual Meeting. In determining whether this proposal has received the requisite vote for approval, broker non-votes will not be counted for the purpose of determining whether this proposal has been approved. Abstentions will be counted as present and entitled to vote on the matter for purposes of this proposal and, thus, will have the same effect as a vote “AGAINST.” If the appointment of KPMG is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement. Even if the selection of Sallie Mae’s independent registered public accounting firm is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during 2014 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS SALLIE MAE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL 4—APPROVAL OF AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF NAVIENT, LLC

At the Annual Meeting, stockholders will be asked to approve an amendment to the LLC Agreement of Navient, LLC to remove Article III which requires approval of Sallie Mae stockholders for certain significant actions by Navient, LLC, which is a wholly-owned subsidiary of Navient.

Background

On [—], 2014, Sallie Mae completed the Spin-Off of its former loan management, servicing and asset recovery business through the distribution to its common stockholders of all of the common stock of Navient. In connection with and immediately prior to the Spin-Off, Sallie Mae completed an internal corporate reorganization which included a merger pursuant to Section 251(g) of the DGCL. As part of that merger, Sallie Mae replaced Old SLM as the Company’s publicly traded holding company. Old SLM was merged into Navient, LLC and, as part of the corporate reorganization, Navient, LLC became a direct wholly owned subsidiary of Navient. Sallie Mae then completed the Spin-Off of Navient, together with its wholly owned subsidiary Navient, LLC.

Amendment of LLC Agreement

In connection with the reorganization, and as required by Section 251(g) of the DGCL, the LLC Agreement includes a provision that requires approval from the stockholders of Sallie Mae for certain significant actions by Navient, LLC that under the DGCL require the approval of stockholders of a Delaware corporation, including a merger or consolidation, a sale of all or substantially all assets, limited liability company agreement amendments and dissolution. Article III of the LLC Agreement provides:

ARTICLE III:    Any act or transaction by or involving the Company, other than the election or removal of Managers of the Company, that requires for its adoption under the General Corporation Law of the State of Delaware, were the Company a Delaware corporation subject to the DGCL (a “Delaware Corporation”), or this Agreement the approval of the Members of the Company shall, pursuant to Section 251(g)(7)(i) of the DGCL, require, in addition, the approval of the stockholders of SLM Corp. (or any successor by merger), by the same vote as is required by the DGCL and/or by this Agreement. Any amendment of this Agreement which amendment would, if adopted by a Delaware Corporation, be required to be included in the certificate of incorporation of such Delaware Corporation, shall, pursuant to Section 251(g)(7)(i) of the DGCL, require, in addition, the approval of the stockholders of SLM Corp. Notwithstanding anything to the contrary in this Agreement, the Board of Managers of the Company shall be subject to the same fiduciary duties applicable to, and shall be liable for the breach of such duties to the same extent as, the directors of a Delaware Corporation.

After the Spin-Off, these restrictive provisions no longer serve their original purpose of protecting the interests of Sallie Mae’s stockholders in their subsidiary. As noted above, Navient, LLC is now a wholly-owned subsidiary of Navient and these restrictions, while serving no purpose of Sallie Mae or its stockholders, are a continuing restraint on Navient’s ability to freely make structural decisions regarding its subsidiary.

Under the DGCL, an amendment to the LLC Agreement that removes the rights of stockholders of Sallie Mae set forth in Article III requires a vote of Sallie Mae stockholders, rather than Navient stockholders. In addition, under a Separation and Distribution Agreement Sallie Mae entered into with Navient in connection with the Spin-Off, Sallie Mae is required to use reasonable best efforts to solicit the approval of Sallie Mae stockholders for a proposal to eliminate the rights provided to stockholders of Sallie Mae in Article III of the LLC Agreement.

Removal of this provision will have no effect on the rights of stockholders to vote on matters relating to Sallie Mae, such as a merger or consolidation, a sale of all or substantially all of the Company’s assets, amendments to the Company’s Certificate of Incorporation or any other matter requiring the approval of Sallie Mae stockholders.

If the proposed amendment is approved by Sallie Mae’s stockholders, Navient intends promptly to effect an amendment to the LLC Agreement that eliminates Article III and to promptly thereafter merge Navient, LLC with and into Navient.

The affirmative vote of a majority of the outstanding shares of common stock of the Company is required to approve this Proposal 4. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS AMENDMENT TO THE LLC AGREEMENT OF NAVIENT, LLC.

PROPOSAL 5—APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF SLM CORPORATION, AS AMENDED

At the Annual Meeting, stockholders will be asked to approve an amendment to Article FOURTH of the Certificate of Incorporation to eliminate cumulative voting in the election of directors at all elections occurring after the Annual Meeting. At present, the Certificate of Incorporation permits stockholders to cumulate votes in any election of directors, whether contested or uncontested.

Cumulative voting enables a stockholder to cumulate his or her voting power to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares the stockholder holds, or to distribute the votes among two or more nominees as the stockholder sees fit. Further, the By-Laws provide that in uncontested elections, directors are elected according to a majority vote standard—directors with more votes “against” than “for” are not elected or re-elected. In contested elections, directors are elected by a plurality of the votes cast—the director candidate with the most “for” votes is elected without regard to any “against” votes.

Thus, with cumulative voting, stockholders can combine all of their votes “for” one single nominee, instead of casting separate votes for each nominee (“for” or “abstain”), and thereby can potentially elect a nominee that has not been supported by the holders of a majority of the shares voting on the election of directors.

The Board of Directors believes that maintaining both cumulative voting and majority voting in Sallie Mae’s governance structure is problematic for a number of reasons:

•

Coupled with the annual election of directors, cumulative voting increases the chances that a minority stockholder could take disruptive actions in opposition to the wishes of the holders of a majority of the shares voting.

•

A system of one vote per share for each nominee is the prevailing election standard among large U.S. public companies, favored by a majority of the companies in the S&P 500 and the Fortune 500. Very few publicly-traded companies provide for cumulative voting in their governing documents. For the reasons outlined here, many publicly-traded companies eliminated cumulative voting when the companies adopted a majority voting standard.

•

Cumulative voting is also rare among large publicly-traded bank holding companies that are subject to regulation by the Board of Governors of the Federal Reserve System. As Sallie Mae moves towards a corporate structure that is more like a bank holding company, the Board of Directors believes that it is prudent to eliminate cumulative voting.

•

The elimination of cumulative voting for directors in connection with maintaining a majority voting standard is consistent with Sallie Mae’s desire to reinforce the Board of Directors’ accountability to the interests of the holders of a majority of the Company’s shares. Cumulative voting advantages minorities with large holdings (i.e., it enables individual large stockholders or even small groups of large stockholders with less than a majority of the shares to cumulate their votes to elect specific directors). A director elected through cumulative voting may be focused on the special interests or agenda of holders of a minority of Sallie Mae’s shares rather than on the broad interests of all of the Company’s stockholders. In contrast, majority voting seeks to hold directors accountable to those with a majority of shares voting on the election of directors.

•

The Board of Directors has determined that the combination of cumulative voting and majority voting creates uncertainty and has the potential for negative governance implications. The theory behind majority voting (i.e., a director should not be elected or re-elected unless the director receives a majority of the “for” votes cast with respect to that director) does not necessarily apply in a cumulative voting system because the number of votes cast “for” a director could depend on how stockholders choose to cumulate their votes. A number of commentators that have considered this issue have recognized the potential incompatibility of cumulative voting and majority voting and have concluded that the two provisions should be mutually exclusive.

Both management and the Board of Directors view this proposal as an appropriate balancing measure in view of the annual election of Sallie Mae’s directors and its director majority voting standard.

The actual text of the proposed revised Article FOURTH of the Certificate of Incorporation (marked with deletions indicated by strike-outs) is attached as Attachment A. Stockholders are urged to read carefully Attachment A. A copy of the complete Certificate of Incorporation is available from the Corporate Secretary at corporatesecretary@salliemae.com or Office of the Corporate Secretary, 300 Continental Drive, Newark, Delaware 19713.

After careful consideration and upon the recommendation of its Nominations and Governance Committee, the Board of Directors has unanimously approved the proposed amendment and declared it to be advisable. If the stockholders approve the proposed amendment eliminating cumulative voting, the Board of Directors has also unanimously adopted resolutions that contingently approve amendments to the By-Laws that make necessary conforming changes to reflect the elimination of cumulative voting.

The affirmative vote of the holders of a majority of the shares of common stock outstanding on April 30, 2014, is required to approve this proposal. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF SLM CORPORATION, AS AMENDED.

Certain stockholders have advised Sallie Mae that they intend to introduce at the Annual Meeting the proposals set forth in Proposal 6 and Proposal 7 below. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon oral or written request to our Corporate Secretary at corporatesecretary@salliemae.com or Office of the Corporate Secretary, 300 Continental Drive, Newark, Delaware 19713. As required by SEC rules, the proposal and supporting statement, for which Sallie Mae accepts no responsibility, are printed below verbatim from the proponents’ submissions.

PROPOSAL 6—STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

RESOLVED: Shareholders of SLM Corporation ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require SLM Corporation to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. SLM Corporation shall allow shareholders to vote on such nominee on SLM Corporation’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This bylaw, which shall supplement existing rights under SLM Corporation’s bylaws, should provide that a Nominator must:

a) have beneficially owned 3% or more of SLM Corporation’s outstanding common stock continuously for at least three years before the nomination is submitted;

b) give SLM Corporation written notice within the time period identified in SLM Corporation’s bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including consent to being named in the proxy materials and to serving as a director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with SLM Corporation’s shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than SLM Corporation’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at SLM Corporation.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe long-term shareholders should have a meaningful voice in electing directors.

We urge shareholders to vote FOR this proposal.

Board of Directors Response to Stockholder Proposal

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CAST A VOTE REGARDING THIS STOCKHOLDER PROPOSAL.

The Board of Directors is not recommending whether to vote “FOR” or “AGAINST” Proposal 6. The Board of Directors has considered this proposal and has determined not to make a recommendation either in favor of, or in opposition to, this proposal. The proposal, which is advisory in nature, would constitute a recommendation to the Board of Directors, if approved by stockholders, to provide access to Sallie Mae’s proxy for stockholders meeting the criteria described in the proposal. Whether or not this proposal is adopted, the Board of Directors strongly believes that Sallie Mae provides stockholders with effective corporate governance mechanisms that ensure the accountability of the Board of Directors, including:

•

The Certificate of Incorporation, the By-Laws and other Sallie Mae corporate governance polices include a number of mechanisms designed to enhance and enforce stockholders’ right to be heard by the Board of Directors, including:

•	Annual election of all directors;

•	Majority vote standard for election of directors;

•	Process for stockholders to nominate director candidates;

•	Ability of stockholders to call special meetings; and

•	Process for stockholders to present proposals to be included on Sallie Mae’s proxy statement.

•

In addition, the CNG Committee serves an important role in identifying and evaluating director candidates according to a uniform qualification standard that takes into account professional and industry experience, and gender, ethnic and geographic diversity, and is designed to determine whether they will contribute to an effective Board of Directors that addresses the evolving needs of Sallie Mae and represents the best interests of the Company’s stockholders. The CNG Committee is also responsible for evaluating stockholder-nominated director candidates according to the same standard.

Because the Board of Directors is recommending stockholders vote “FOR” Proposal 5 to amend the Certificate of Incorporation to remove cumulative voting at this Annual Meeting, the Board of Directors believes that not making a recommendation regarding proxy access to the stockholders provides the Board of Directors with greater flexibility to evaluate implementation options based on the voting outcomes for Proposals 5 and 6. For example, if Proposal 5 is not adopted by the stockholders, the Board of Directors will need to consider if and how proxy access and cumulative voting should coexist in Sallie Mae’s governance structure in such a way as to represent the best interests of the Company stockholders, including restrictions on the use of cumulative voting by stockholder nominators. If Proposal 5 is adopted, then proxy access may present the Board of Directors with a different set of implementation issues.

The approval of this proposal requires the affirmative vote of the holders of a majority of the Common Stock present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as being present and entitled to vote for purposes of this proposal and, thus, will have the same effect as a vote “AGAINST.”

Board Recommendation

THE BOARD OF DIRECTORS IS MAKING NO RECOMMENDATION AS TO VOTING “FOR” OR “AGAINST” PROPOSAL 6—STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS.

PROPOSAL 7—STOCKHOLDER PROPOSAL REGARDING DISCLOSURE OF LOBBYING EXPENDITURES AND CONTRIBUTIONS

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of SLM Corporation (“Sallie Mae”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Sallie Mae used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Sallie Mae’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision-making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Sallie Mae is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Sallie Mae’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly.

Sallie Mae spent approximately $2.7 million in 2012 and $2.4 million on direct federal lobbying activities (Senate reports). These figures do not include lobbying expenditures to influence legislation in states. Sallie Mae lobbies at the state level with at least 63 lobbyists in 9 states between 2005 and 2011 (National Institute on Money in State Politics). Sallie Mae does not comprehensively disclose its trade association memberships or payments. Moreover, Sallie Mae does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation.

We urge you to vote FOR this proposal.

Board of Directors Response to Stockholder Proposal

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

•	Sallie Mae already complies with extensive federal, state and local lobbying registration and disclosure requirements;

•	Sallie Mae does not engage in grassroots lobbying;

•

The disclosures required by federal, state and local laws and regulations along with Sallie Mae’s public filings that discuss political risk management provide meaningful disclosure that is similar to other publicly traded companies that allow stockholders to assess the Company’s activities; and

•

The information sought by this proposal regarding Sallie Mae’s payments, if any, to trade associations and tax-exempt organizations would not, in the Company’s view, provide stockholders with meaningful information.

Stockholders of Sallie Mae rejected this proposal at the 2013 Annual Meeting. As a leading financial institution, Sallie Mae is subject to significant regulation at federal, state and local levels of government that may impact how the Company operates its business, manage its employees and serve its customers. Prudent management dictates our participation in the political process in a manner that is consistent with solid corporate governance practices and applicable legal requirements.

Sallie Mae’s long-standing policy on political contributions is publicly available on the Company’s website at www.salliemae.com under “Investors, Corporate Governance.” The Sallie Mae Political Contributions Policy Statement (the “Statement”) sets forth principles regarding the Company’s stance on political contributions and activities. The Statement, along with Sallie Mae’s other policies and procedures, such as the Company’s Code of Government Relations policies, guide its approach to political involvement. In addition, the Nominations and Governance Committee periodically reviews Sallie Mae’s legislative priorities and lobbying activities.

Sallie Mae believes it is in compliance with all federal, state, and local laws and regulations regarding political contributions. Sallie Mae regularly communicates its policy positions to government policymakers, public officials and regulators at the federal, state and local levels in order to protect and advance the long-term goals and interests of the Company, its customers and its stockholders. Sallie Mae also monitors legislative activities, analyzes policy and regulatory trends, comments on policy and regulatory proposals and supports and promotes advancement of public policies that benefit the Company, its customers and its stockholders. In addition, Sallie Mae is well recognized in the market as a leader in responsible and successful policy and political advocacy. Sallie Mae regularly and publicly testifies in front of Congress, comments on regulations, generates public reports and studies, and communicates with Congress and the public in a way that defends the Company’s business, its customers and its stockholders.

Sallie Mae is committed to complying with all applicable lobbying laws, including those relating to registration and reporting. Sallie Mae publicly reports its lobbying activities, including expenditures, subject matters lobbied and identification of those who lobby on the Company’s behalf, including its employees, if any, and third parties retained by Sallie Mae. These disclosures are publicly and easily available at any time on the House and Senate Clerk’s lobbying disclosure websites and are further aggregated and summarized by multiple third parties on their websites and in their publications. That being said, Sallie Mae’s engagement of external political lobbyists is limited. The vast majority of Sallie Mae’s communications with public officials and regulators are through its senior management and government relations employees, and the Company apportions and reports the internal time and costs of these activities as lobbying expenses.

As a general practice, Sallie Mae does not engage in grassroots lobbying communications, which means it does not directly communicate with the general public advocating they take action with respect to specific legislation or candidates.

Sallie Mae is a member of a number of diverse trade associations, tax-exempt organizations that may or may not write and endorse model legislation and industry groups at the national, state and local level. From time to time, these organizations may take positions, endorse legislation and communicate with government officials and the public on policy issues. Although these are not primarily lobbying entities, a portion of the dues or payments that Sallie Mae and other members make to such organizations may be part of the funds they use, at their own discretion, to engage in lobbying activities. Because Sallie Mae does not direct how these funds are used and does not agree with every position taken by such organizations, the Company does not believe payments made to these organizations would accurately reflect its relationship with these organizations or its position on many important public policy issues. Accordingly, Sallie Mae does not believe disclosure of its membership in, or dues payments to, these organizations would provide the Company’s stockholders with meaningful information.

In sum, Sallie Mae has well-established publicly available policies on political activities with appropriate senior management and Board of Directors oversight. In addition, Sallie Mae discloses extensive information about its advocacy efforts and the expenditures associated therewith, and the Company complies fully with all state and federal laws concerning the disclosure of its lobbying expenses. These reports are publicly available and provide extensive detail regarding Sallie Mae’s lobbying expenses and the nature of its lobbying activities.

The approval of this proposal requires the affirmative vote of the holders of a majority of the Common Stock present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as being present and entitled to vote for purposes of this proposal and, thus, will have the same effect as a vote “AGAINST.”

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 7—STOCKHOLDER PROPOSAL REGARDING DISCLOSURE OF LOBBYING EXPENDITURES AND CONTRIBUTIONS.

CORPORATE GOVERNANCE

Role and Responsibilities of the Board of Directors

The Board of Directors believes strong corporate governance is critical to achieving Sallie Mae’s performance goals and to maintaining the trust and confidence of investors, employees, regulatory agencies and other stakeholders.

The primary responsibilities of the Board of Directors are to:

•	Review Sallie Mae’s long-term strategies and set long-term performance metrics;

•	Review risks affecting Sallie Mae and its processes for managing those risks, and oversee assignment of various aspects of risk management, compliance and governance;

•	Select, evaluate and compensate the Chief Executive Officer;

•	Plan for succession of the Chief Executive Officer and members of the executive management team;

•	Review and approve Sallie Mae’s annual business plan and multi-year strategic plan and periodically review performance against such plan;

•	Review and approve major transactions;

•	Through its Audit Committee, select and oversee Sallie Mae’s independent registered public accounting firm;

•	Recommend director candidates for election by stockholders; and

•	Evaluate its own effectiveness.

Board Governance Guidelines

The Board of Directors’ Governance Guidelines (the “Guidelines”) have historically been reviewed each year by the Nominations and Governance Committee, which from time to time has recommended proposed changes to the Board of Directors. The Guidelines are published at www.salliemae.com under “Investors, Corporate Governance” and a written copy may be obtained by contacting the Corporate Secretary at corporatesecretary@salliemae.com. The Guidelines, along with Sallie Mae’s By-Laws, embody the following governance practices, among others:

•	A majority of the members of the Board of Directors must be independent directors and all members of the Audit, Compensation, Nominations and Governance Committees must be independent.

•

All directors stand for re-election each year. Directors are elected under a majority vote standard in uncontested elections. Directors are not eligible to stand for re-election after reaching age 75; however, since 2008 the Board of Directors has annually waived this requirement for Mr. Schoellkopf, who was re-elected at the 2013 Annual Meeting.

•	The Board of Directors has historically had an independent director as Chairman and a lead independent director (the “Lead Independent Director”).

•

Each regularly scheduled Board of Directors meeting concludes with a session in which only members of the Board of Directors participate. In addition, each regularly scheduled Board of Directors meeting includes an executive session that includes only independent directors. Each regularly scheduled committee meeting also generally concludes with an executive session presided over by the committee chair.

•	Sallie Mae maintains stock ownership and retention guidelines for directors and executive officers.

•	The Board of Directors and its committees conduct performance reviews annually.

•	The Board of Directors and its committees may engage their own advisors.

Board Leadership Structure

The Board of Directors has historically separated the roles of Chairman of the Board of Directors and Chief Executive Officer. However, in conjunction with the Spin-Off and his appointment as Chief Executive Officer, Raymond J. Quinlan now serves as Executive Chairman. The Board of Directors believes that Mr. Quinlan is best situated to serve as Executive Chairman based upon his significant consumer banking experience. In addition, the Board of Directors believes that Mr. Quinlan’s combined roles as Executive Chairman and Chief Executive Officer position him to identify effectively Sallie Mae’s strategic priorities and lead discussions on the execution of Company strategy. While each of Sallie Mae’s non-employee directors brings unique experience, oversight and expertise from outside the Company and its industry, Mr. Quinlan’s industry-specific experience and expertise allow him to direct effectively discussions and focus decision-making on those items most important to the Sallie Mae’s overall success. The Board of Directors believes that the combined role of Executive Chairman and Chief Executive Officer helps promote Sallie Mae’s overall strategic development and facilitates the efficient flow of information between management and the Board of Directors.

While the Board of Directors now believes that having a combined Executive Chairman and Chief Executive Officer is essential to Sallie Mae’s overall strategic development, the Board of Directors continues to be aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decisions regarding management. In order to balance appropriately the Board of Directors’ focus on strategic development with its management oversight responsibilities, the Board of Directors has continued to maintain the position of Lead Independent Director. Following the Spin-Off, the Lead Independent Director will continue to act as an active liaison between management and Sallie Mae’s non-employee directors, maintaining frequent contact with both Mr. Quinlan to advise him on the progress of the Board of Directors’ committee meetings, and with individual non-employee directors concerning recent developments affecting the Company. Through the role of an active, engaged Lead Independent Director, it is the opinion of the Board of Directors that its leadership structure is appropriately balanced between promoting Sallie Mae’s strategic development with the Board of Directors’ management oversight function. The Board of Directors also believes that its leadership structure has creates an environment of open, efficient communication between the Board of Directors and management, enabling the Board of Directors to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to Sallie Mae.

Director Independence

For a director to be considered independent, the Board of Directors must determine the director does not have any direct or indirect material relationship with Sallie Mae. The Board of Directors has adopted the Guidelines, which embody the corporate governance principles and practices of the Company. The Guidelines include the standards for determining director independence which conform to the independence requirements of the NASDAQ listing standards.

During 2013, the Board of Directors was comprised of 13 members, 12 of whom were affirmatively determined to be independent. The independent members of the Board of Directors were: Anthony P. Terracciano, Anne Torre Bates, William M. Diefenderfer, III, Diane Suitt Gilleland, Earl A. Goode, Ronald F. Hunt, Barry A. Munitz, Howard H. Newman, Frank

C. Puleo, Wolfgang Schoellkopf, Steven L. Shapiro and Barry L. Williams. In so doing, the Board of Directors determined each of these individuals met the NASDAQ listing standards and Sallie Mae’s own director independence standards. In addition, the Board of Directors considered transactions and relationships between each director and any member of his or her immediate family on one hand, and Sallie Mae and its affiliates on the other, to confirm that there were no transactions and relationships that would vitiate such director’s independence.

Each member of the Board of Directors’ Audit, Compensation, Nominations and Governance Committees is independent within the meaning of the NASDAQ listing standards, Exchange Act Rule 10A-3 and Sallie Mae’s own director independence standards.

The Board of Directors also determined that former directors A. Alexander Porter, Jr. and J. Terry Strange, each of whom served as a director during 2013 until May 30, 2013, were independent under the Guidelines and the NASDAQ listing standards. John F. Remondi, our former President and Chief Executive Officer, also served as a director in 2013 until his resignation in conjunction with the completion of the Spin-Off and was determined not to be independent based upon his position as an executive officer of Sallie Mae. In addition, Albert L. Lord, Sallie Mae’s former Vice Chairman and Chief Executive Officer, also served as a director during 2013 until May 30, 2013, and was determined not to be independent based upon his position as an executive officer of the Company.

On January 16, 2014, Raymond J. Quinlan was appointed to the Board of Directors and to the position of Vice Chairman, an executive officer position, and on [—], 2014, Mr. Quinlan was appointed Executive Chairman and Chief Executive Officer of Sallie Mae in conjunction with the completion of the Spin-Off. Based on his current position as an executive officer of Sallie Mae, Mr. Quinlan is not independent under the Guidelines and the NASDAQ listing standards.

In conjunction with the completion of the Spin-Off, on [—], 2014, each of [—] were appointed to existing vacancies on the Board of Directors and have been determined to be independent under the Guidelines and the NASDAQ listing standards.

Board, Committee and Annual Meetings Attendance

The full Board of Directors met 10 times in 2013. Each of the then serving directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. Directors are expected to attend the Annual Meeting, and all then serving members of the Board of Directors, other than Mr. Lord, attended the Annual Meeting in May 2013.

2013 Board Committees

Historically, the Board of Directors established the following committees to assist in its oversight responsibilities, or, in the case of the Executive Committee, to act by delegation: Audit, Compensation, Nominations and Governance, Finance and Operations (the “Finance Committee”), Executive and Preferred Stock Committees. Each committee has been governed by a Board-approved written charter, which has been evaluated annually and which sets forth the respective committee’s functions and responsibilities. Membership of each of the committees has also changed as part of a regular rotation.

For 2013, an annual work-plan was created from the charters of the Audit, Compensation, Finance and Nominations and Governance Committees so that responsibilities of each committee would be addressed at appropriate times throughout the year. For the Preferred Stock Committee, their responsibilities were determined by the respective Certificate of Designations of each series of preferred stock. During 2013, each of these committees completed a review of its work-plan and updated its respective work-plan, as needed. Agendas for committee meetings are developed based on each committee’s work-plan and all other current matters the committee chair or management believes should be addressed at the meeting. The chair of each committee provides regular reports to the Board of Directors regarding the subject of the committee’s meetings and any committee actions.

The following table sets forth the membership and number of meetings held for each committee of the Board of Directors during 2013.

	Audit Committee	Compensation and Personnel Committee	Finance and Operations Committee	Nominations and Governance Committee	Preferred Stock Committee	Executive Committee
Ann Torre Bates	—				—
William M. Diefenderfer			×			—
Diane Suitt Gilleland			—
Earl A. Goode		—		×		—
Ronald F. Hunt	—
Barry A. Munitz			—
Howard H. Newman			—
Frank C. Puleo		×		—		—
John F. Remondi
Wolfgang Schoellkopf		—		—	×	—
Steven L. Shapiro	—				—
Anthony P. Terracciano						×
Barry L. Williams	×					—
Number of Meetings in 2013	26	11	15	9	2	14

×	= Chair

—	= Committee Member

Audit Committee.    During 2013, the Audit Committee assisted the Board of Directors in fulfilling its responsibilities by providing oversight relating to: (1) the integrity of Sallie Mae’s financial statements; (2) the Company’s system of internal controls; (3) the qualifications, performance and independence of Sallie Mae’s independent registered accounting firm; (4) the performance of the Company’s internal audit function; (5) risks related to Sallie Mae’s compliance, legal and regulatory matters and (6) the review of related persons transactions. In addition, the Audit Committee prepares the report of the Audit Committee for Sallie Mae’s annual proxy statement, as required by the SEC. During 2013, the Board of Directors determined that Ms. Bates qualified as an Audit Committee financial expert: During 2013, none of the Audit Committee members served on the audit committee of more than three public companies.

Compensation and Personnel Committee.    Pursuant to the provisions of its charter, the primary responsibilities of the Compensation Committee during 2013 were to: (1) approve or recommend, as appropriate, compensation, benefits and employment arrangements for Sallie Mae’s Chief Executive Officer and executive officers with a title of Executive Vice President and higher (“Executive Management”), and independent members of the Board of Directors; (2) review and approve benefit plans, compensation plans and incentive plans applicable to Executive Management; (3) review, approve and administer all equity-based plans of the Company; (4) supervise the administration of employee benefit plans of Sallie Mae as required by law or the plan terms or as otherwise appropriate; (5) receive periodic reports regarding the Company’s compensation programs as they relate to all employees; (6) review Sallie Mae’s management development and recommend to the Board of Directors succession plans applicable to Executive Management; (7) review and consider current and developing compensation and personnel related topics as appropriate and (8) prepare the report of the Compensation Committee for inclusion in this proxy statement, as required by the SEC. The Compensation Committee also reviewed the risks arising from Sallie Mae’s compensation policies and practices to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company.

Historically, the Compensation Committee has considered executive officer and director compensation on an annual basis. In January or February of each year, after consultation with the independent chairman or Lead Independent Director and other independent directors, the Compensation Committee has set Chief Executive Officer and Executive Management level compensation. At that time the Compensation Committee also made a recommendation to the Board of Directors regarding director compensation. In addition, throughout the year, the Compensation Committee considered executive compensation consistent with its responsibilities, as warranted by any personnel changes.

Nominations and Governance Committee.    In accordance with its charter, the Nominations and Governance Committee assisted the Board of Directors in establishing appropriate standards for the governance of Sallie Mae, the operations of the Board of Directors and the qualifications of directors during 2013. In addition, the Nominations and Governance Committee also identified individuals qualified to become directors and recommended to the Board of Directors the director nominees for each annual meeting of stockholders. The Nominations and Governance Committee also supervised the evaluation of the Board of Directors and reviewed and recommended changes to the Guidelines to the Board of Directors.

Executive Committee.    During 2013, membership of the Executive Committee included the committee chairs, the Lead Director, the Chief Executive Officer and the independent chairman. The Executive Committee has authority to act on behalf of the Board of Directors when the Board of Directors is not in session, assists the Board of Directors in fulfilling its oversight responsibilities with regard to establishing risk tolerances and parameters for Sallie Mae and oversees the allocation of risk oversight responsibilities among Board committees.

Finance and Operations Committee.    During 2013, the Finance Committee assisted the Board of Directors by providing oversight with respect to: (1) material corporate finance matters, including investments, acquisitions, capital management, financing and funding strategy; (2) technology and operations; (3) marketing and product development; and (4) the Company’s lending programs. The Finance Committee also reviewed the financial risk profile of Sallie Mae, including capital market access, credit, interest rate and currency risks and reviews with management steps to manage those risks.

Preferred Stock Committee.    The Preferred Stock Committee monitors proposed actions of Sallie Mae that may impact the rights of holders of the Company’s preferred stock.

2014 Post Spin-Off Governance Modifications

In conjunction with the completion of the Spin-Off, on [—], 2014, [—] were appointed to existing vacancies on the Board of Directors. Also at that time, the Board of Directors determined to modify its committee structure to realign its governance processes with Sallie Mae’s new primary business model as a consumer banking business. In this regard, the Board of Directors implemented the following changes to its corporate governance structure:

•	Combined its prior Compensation and Nominations and Governance Committees into the CNG Committee;

•	Eliminated the Finance and Executive Committees;

•

Formed a new Risk Committee, which has the primary purposes of: (1) overseeing the major areas of risk applicable to Sallie Mae; (2) monitoring the Company’s risk management framework and risk governance structure; and (3) assessing Sallie Mae’s risk appetite; and

•

Formed a new Compliance Committee, which has the primary purpose of supervising Sallie Mae’s compliance management systems and continuing the maintenance and enhancement of a strong and sustainable compliance culture.

Committee charters are available at www.salliemae.com under “Investors, Corporate Governance.” Stockholders may obtain a written copy of a committee charter by contacting the Corporate Secretary at corporatesecretary@salliemae.com or SLM Corporation, 300 Continental Drive, Newark, Delaware 19713.

Compensation Consultant and Independence

During 2013, the Compensation Committee selected and retained Pearl Meyer & Partners LLC as its independent compensation consultant (the “Compensation Consultant”). The Compensation Consultant reported directly to the Compensation Committee and the Compensation Committee retained authority to replace the Compensation Consultant or hire additional consultants at any time. A representative of the Compensation Consultant attended meetings of the Compensation Committee, as requested, and communicated with the chair of the Compensation Committee Chair meetings; however, the Compensation Committee made all decisions regarding the compensation of Sallie Mae’s named executive officers. The Compensation Consultant also provided various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services included advising the Compensation Committee on the principal aspects of Sallie Mae’s executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our compensation program design. During 2013, the Compensation Consultant performed the following services:

•	Recommended a peer group of companies for benchmarking executive and director compensation;

•	Provided market-relevant information as to the composition of director and executive compensation;

•	Provided an update on legislative and regulatory changes that affect director and executive compensation;

•	Provided views on the reasonableness of amounts and forms of director and executive compensation;

•	Reviewed drafts and commented on the Compensation Discussion and Analysis and related compensation tables for the proxy statement; and

•	Identified trends and gave presentations on executive compensation trends and external developments.

On April 8, 2013, the Compensation Committee considered the independence of the Compensation Consultant in light of SEC rules and NASDAQ listing standards. The Compensation Committee provided a questionnaire and received responses from the Compensation Consultant addressing the consulting firm’s independence, including the following factors: (1) other services provided to Sallie Mae by the Compensation Consultant; (2) fees paid by the Company as a percentage of the Compensation Consultant’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Common Stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the Compensation Consultant or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of the Compensation Consultant did not raise any conflict of interest. For more information on the Compensation Committee and the Compensation Consultant, please see the Compensation Discussion and Analysis section in this proxy statement.

Compensation Committee Interlocks and Insider Participation

Messrs. Goode, Puleo and Schoellkopf were members of the Compensation Committee throughout fiscal year 2013. All members of the Compensation Committee were independent directors, and no member was an employee or former employee of Sallie Mae. During fiscal year 2013, none of Sallie Mae’s executive officers served on a compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Compensation Committee.

The Board of Directors’ Role in Risk Oversight

The Board of Directors and its standing committees oversee Sallie Mae’s overall strategic direction, including setting risk management philosophy, tolerance and parameters, and establishing procedures for assessing the risks of each business line as well as the risk management practices the management team develops and utilizes. Management escalates to the Board of Directors any significant departures from established tolerances and parameters and reviews new and emerging risks. During 2013, the Board of Directors committees monitored the following risks:

•	The Executive Committee was responsible for allocation of oversight of specific risks to various Board of Directors committees;

•

The Audit Committee had oversight over the establishment of standards related to Sallie Mae’s monitoring and control of legal and compliance risks and the qualification of employees overseeing these risk management functions;

•	The Finance Committee oversaw the credit standing and financial risk profile of the Company, including capital market access, in addition to credit, interest rate and currency risks;

•	The Compensation Committee supervised Sallie Mae’s compensation programs so that they did not incentivize excessive risk-taking; and

•	The Nominations and Governance Committee monitored Board of Directors processes and corporate governance-related risks.

In 2012, the Board of Directors and senior management took significant steps to further enhance, formalize and centralize Sallie Mae’s existing enterprise risk management activities. These efforts continued into 2013 and Sallie Mae expects these efforts will continue to further evolve as Sallie Mae Bank achieves “large bank” status under The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The steps taken in 2012 and continued in 2013 included:

•

The addition of a new, extended meeting of the Board of Directors focused exclusively on Sallie Mae’s strategic direction and priorities. This meeting occurs annually and in advance of management’s development and presentation of its business plan for the following fiscal year.

•

The development and, then, adoption in early 2013 of a formal Risk Appetite Framework which reinforces Sallie Mae’s commitment to an organized enterprise risk management program that identifies, measures, monitors, reports and escalates risks to its senior management and Board of Directors in line with developed and agreed risk profiles, tolerances and escalation mechanisms.

•

The initial development and testing of a strategy and stress testing tool designed to overlay Sallie Mae’s previously existing, well-developed financial, credit and operational models that can evolve to provide the Company and Sallie Mae Bank with the capability to more rapidly analyze key risks in light of actual or assumed changes in strategy, economic conditions and asset, liability and portfolio performance.

•

Enhancement to Sallie Mae’s existing incentive compensation plan risk oversight policies and procedures which included the following: the creation of a new committee, the Corporate Incentive Compensation Plan Committee (the “ICP Committee”), to oversee the Company’s incentive compensation plans; enhancements to the Company’s incentive compensation plan governance policy, which among other items, require appropriate risk mitigation elements in our incentive compensation plans and annual review of the effectiveness of such plans; and increase in coverage of plans during our annual risk review.

In conjunction with the realignment of its committee corporate governance structure, it is anticipated that the Board of Directors and senior management will continue to further develop Sallie Mae’s risk management framework in 2014, including the designation of a chief risk officer.

Risk Assessment of Compensation Policies

In 2012, Sallie Mae formed the ICP Committee. The ICP Committee is comprised of a cross-functional team of Sallie Mae’s senior officers from human resources, risk and legal to have oversight over its incentive compensation plans. The ICP Committee’s responsibilities include oversight of the annual risk review and assessment of Sallie Mae’s incentive compensation plans to ensure that the Company’s employees are not incented to take inappropriate risks which could impact Sallie Mae’s financial position and controls, reputation and operations; and to develop policies and procedures to ensure the Company’s incentive compensation plans are designed to achieve its business goals within acceptable risk parameters. The ICP Committee periodically reports to the Compensation Committee on the controls and reviews of Sallie Mae’s incentive compensation plans. In 2013, the ICP Committee conducted risk assessments of Sallie Mae’s incentive compensation plans to ascertain any potential material risks that may be created by those plans. The ICP Committee presented their findings to the Compensation Committee and the Compensation Committee agreed with its conclusion that the risks were within Sallie Mae’s ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on the Company.

Nominations Process

The CNG Committee considers director candidates recommended by stockholders and also receives suggestions for candidates from Board members. The CNG Committee may also engage third party search firms to assist in identifying director candidates. Candidates are evaluated based on the needs of the Board of Directors and Sallie Mae at that time, given the then-current mix of Board members. Sallie Mae does not have a formal diversity policy but the Board of Directors seeks representation that reflects gender, ethnic and geographic diversity as reflected in the Guidelines. The CNG Committee, through its charter, is charged with reviewing the composition and diversity of the Board of Directors, and as part of the process, the CNG Committee incorporates into the Board of Directors’ annual evaluation process, opportunity for each Board member to provide input regarding the current and desired composition of the Board of Directors and desired attributes of Board members. The minimum qualifications and attributes that the CNG Committee believes a director nominee must possess include:

•	Knowledge of the business of Sallie Mae;

•	Proven record of accomplishment;

•	Willingness to commit the time necessary for Board of Directors service;

•	Integrity and sound judgment in areas relevant to the business;

•	Impartiality in representing stockholders;

•	Ability to challenge and stimulate management; and

•	Independence.

In addition, the following skills and attributes are desired to be represented collectively on the Board of Directors as a whole:

•	Finance expertise;

•	Accounting expertise;

•	Corporate governance expertise;

•	Academia expertise;

•	Financial services expertise;

•	Business operations expertise;

•	Capital markets expertise;

•	Student/Consumer lending expertise;

•	Marketing and product development expertise;

•	Political/Government expertise; and

•	Legal expertise.

The CNG Committee considers and evaluates candidates recommended by stockholders in the same manner that it considers and evaluates all other director candidates. To recommend a candidate, stockholders should send, in writing, the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Chairman of the CNG Committee at corporatesecretary@salliemae.com or c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, Delaware 19713. The stockholder should also include his or her contact information and a statement of his or her share ownership. A stockholder wishing to nominate a candidate must comply with the notice and other requirements described under “Stockholder Proposals for the 2015 Annual Meeting” in this proxy statement.

Stockholder Communications with the Board

Stockholders and other interested parties may submit communications to the Board of Directors, the non-management directors as a group, the Lead Independent Director or any other individual member of the Board of Directors by contacting the Lead Independent Director in writing at corporatesecretary@salliemae.com or c/o  Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, Delaware 19713.

Code of Business Conduct

The Company has a Code of Business Conduct that applies to Board members and all employees, including the chief executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Company’s website (www.salliemae.com under “Investors, Corporate Governance”) and a written copy is available from the Corporate Secretary. The Company intends to post amendments to or waivers of the Code of Business Conduct (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer or any director) at this location on its website.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firms for 2013 and 2012

Aggregate fees billed for services performed for Sallie Mae by its independent accountant, KPMG, for fiscal years ended December 31, 2013 and 2012, are set forth below.

	2013	2012
Audit Fees	$3,827,670	$2,313,626
Audit-Related Fees	3,258,122	2,790,823
Tax Fees	612,963	610,750
All Other Fees	—	30,000
Total	$7,698,755	$5,745,199

Audit Fees.    Audit fees include fees for professional services rendered for the audits of the consolidated financial statements of Sallie Mae and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related Fees.    Audit-related fees include fees for assurance and other services related to service provider compliance reports, trust servicing and administration reports, internal control reviews, and attest services that are not required by statute or regulation.

Tax Fees.    Tax fees include fees for federal and state tax compliance, and tax consultation services.

All Other Fees.    All other fees for the fiscal year ended December 31, 2012 were $30,000. The fees for 2012 related to an information security assessment performed by KPMG on an affiliate of the Company.

Pre-Approval Policies and Procedures

The Audit Committee has a policy that addresses the approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee or its chair. Each approval of the Audit Committee or the chair of the Audit Committee must describe the services provided and set a dollar limit for the services. The Audit Committee, or its Chair, pre-approved all audit and non-audit services provided by KPMG during 2013. Reporting is provided to the Audit Committee regarding services that the chair of the Audit Committee pre-approved between committee meetings. The Audit Committee receives regular reports from management regarding the actual provision of all services by KPMG. No services provided by our independent registered public accounting firm were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management and Sallie Mae’s independent registered accounting firm, KPMG LLP, the Company’s audited financial statements as of and for the year ended December 31, 2013. The Audit Committee also discussed with KPMG LLP the matters under Public Company Accounting Oversight Board standards, including among other things, matters related to the conduct of the audit of our financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Audit Committee

Barry L. Williams, Chair

Ann Torre Bates

Ronald F. Hunt

Steven L. Shapiro

OWNERSHIP OF COMMON STOCK

The following table provides information about each stockholder known to Sallie Mae to beneficially own more than five percent of the outstanding shares of our Common Stock, based solely on the information filed by each such stockholder in 2014 for the year ended December 31, 2013, on Schedule 13G under the Exchange Act.

Name and Address of Beneficial Owner	Shares	Percent
Barrow, Hanley, Mewhinney & Strauss, LLC(1) 2200 Ross Avenue 31st Floor Dallas, TX 75201-2761	41,301,537	9.47%

FMR LLC(2) 245 Summer Street, Boston, Massachusetts 02210	26,142,097	5.99%

BlackRock Inc.(3) 40 East 52nd Street New York, NY 10022	23,473,810	5.40%

(1)

This information, including percent of class, is based on the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC on February 12, 2014. Barrow, Hanley, Mewhinney & Strauss, LLC reported sole power to vote or direct the vote for 15,454,858 shares of Common Stock, shared power to vote or to direct the vote for 25,846,679 shares of Common Stock and sole power to dispose or to direct the disposition of 41,301,537 shares of Common Stock.

(2)

This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by FMR LLC, a parent holding company, on February 14, 2014. FMR LLC and Edward C. Johnson 3d, through their control of the subsidiaries of FMR LLC, have the sole power to dispose of or direct the disposition of 26,142,097 shares of Common Stock and the sole power to vote or direct the voting of 2,047,904 of these shares of Common Stock. According to this Schedule 13G/A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 22,422,310 of these shares; Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR LLC, beneficially owns 1,673,504 of these shares; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 137,743 of these shares; Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, beneficially owns 4,497 of these shares; and Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 182,888 of these shares. Additionally, Crosby Advisors LLC, a wholly-owned subsidiary of Crosby Company of New Hampshire LLC (“CCNH”), is the beneficial owner of 1,721,155 of these shares. Members of the family of Edward C. Johnson 3d, directly or indirectly, own CCNH.

(3)

This information, including percent of class, is based on the Schedule 13G filed with the SEC by BlackRock, Inc. on January 30, 2014. BlackRock, Inc. reported the sole power to vote or direct the voting for 19,162,835 shares of Common Stock and the sole power to dispose of or direct the disposition of for 23,473,810 shares of Common Stock

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of Sallie Mae’s Common Stock by: (i) our current directors and nominees; (ii) the named executive officers listed in the Summary Compensation Table who remain employed by Sallie Mae as of the date of this proxy statement; and (iii) all of the Company’s current directors and executive officers as a group. Under SEC rules, beneficial ownership for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options). Information is provided as of February 28, 2014. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

	Shares(1)	Vested Options(2)	Total Beneficial Ownership(3)	Percentage of Class
Director Nominees
Raymond J. Quinlan	53,630	0	53,630	*

Named Executive Officers
Joe DePaulo(x)	337,422	269,508	606,930	*
Laurent Lutz(x)	230,704	132,076	362,780	*
Directors and Officers as a Group	[—]	[—]	[—]	[—]

*	Less than one percent

(1)

Shares held directly or indirectly with a spouse, including shares credited to Sallie Mae-sponsored retirement plans. Total for named executive officers include: (1) vested restricted stock units (“RSUs”) awarded as a portion of bonus paid in January 2011, February 2012 and February 2013; (2) unvested RSUs granted in January 2011, February 2012, February 2013 and August 2013; (3) unvested performance stock units (“PSUs”) granted in February 2012 and February 2013; and (4) unvested dividend equivalent units (“DEUs”) granted on unvested RSUs and PSUs. The individuals holding such RSUs, PSUs and DEUs have no voting or investment power over these units.

(2)

Shares that may be acquired within 60 days of February 28, 2014, through the exercise of stock options. Net settled options are shown on a “spread basis” and, if not in-the-money, they are shown as 0. The total number of vested, net settled options held by each individual are as follows: [—]. Traditional stock options are included in this column on a one-to-one basis, all of which are currently underwater. The number of traditional stock options for each individual included in this column is as follows: [—].

(3)	Total of columns 1 and 2. Except as otherwise indicated and subject to community property laws, each owner has sole voting and sole investment power with respect to the shares listed.

(X)

Mr. DePaulo’s share ownership includes 1,740 shares held in custodial accounts for his children. [—] of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. DePaulo has no voting or dispositive control.

(X)	[—] of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Lutz has no voting or dispositive control.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by the Board of Directors. The following sets forth biographical information concerning Sallie Mae’s executive officers who are not directors. Biographical information for Mr. Quinlan is included in Proposal 1— Election of Directors.

Name and Age	Position and Business Experience
Joseph A. DePaulo 48

•  Executive Vice President-Banking and Finance, SLM Corporation—February 2013 to present

•  Executive Vice President and Chief Marketing Officer, SLM Corporation—March 2009 to February 2013

•  Chief Executive Officer, Credit One Financial Solutions, a consumer lending company—2006 to 2009

•  In addition to responsibilities typical of a Chief Executive Officer, Mr. DePaulo’s responsibilities while at Credit One included responsibility for managing marketing and product development for unsecured consumer loans

•  Group Executive, US Card Business Development Operations, MBNA Corp., a credit card company—2005 to 2006

•  Various positions at MBNA Corp. including Risk Management, Chief Marketing Officer of Consumer Finance and Chief Marketing Officer, Europe—1992 to 2004

Name and Age	Position and Business Experience
Laurent C. Lutz 53

•  Executive Vice President, General Counsel and Corporate Secretary, SLM Corporation—May 2012 to present; Executive Vice President and General Counsel, SLM Corporation—January 2011 to May 2012

•  Chief Legal Officer and Corporate Secretary, BearingPoint, Inc., a global management and technology consulting firm—March 2006 to December 2008. On February 27, 2009, BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code

•  Associate General Counsel, Accenture, Ltd., a global information technology consulting firm—1999 to 2006

•  While at Accenture, Mr. Lutz was instrumental in the design and implementation of many of the legal aspects of the company’s transition to a public company

EXECUTIVE COMPENSATION

COMPENSATION AND PERSONNEL COMMITTEE REPORT

Prior to the Spin-Off, the Compensation Committee of the Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation and Personnel Committee recommended to the Board of Directors its inclusion herein.

Compensation and Personnel Committee

Frank C. Puleo, Chairman

Earl A. Goode

Wolfgang Schoellkopf

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee and our Board of Directors are responsible for our executive compensation philosophy and programs. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers in 2013 prior to the Spin-Off. For purposes of this Compensation Discussion and Analysis, any references to “SLM Corporation,” “Sallie Mae,” “the “Company,” “we,” “our” or “us” with respect to any period prior to the date of the Spin-Off means and refers to SLM Corporation as constituted prior to the Spin-Off, and any references to “SLM Corporation,” “Sallie Mae,” “the “Company,” “we,” “our” or “us” with respect to any period on or after the date of the Spin-Off means and refers to SLM Corporation, the stand-alone consumer banking business as constituted after the Spin-Off. Additionally, with respect to pre-Spin-Off periods, SLM Corporation is also sometimes referred to herein as “Old SLM.”

For the fiscal year ended December 31, 2013, our named executive officers were:

•	John F. Remondi, Former President and Chief Executive Officer

•	Joseph A. DePaulo, Executive Vice President of Banking and Finance

•	Laurent C. Lutz, Jr., Executive Vice President, General Counsel and Corporate Secretary

•	Albert L. Lord, Former Vice Chairman and Chief Executive Officer

•	Jonathan C. Clark, Former Executive Vice President and Chief Financial Officer

Raymond J. Quinlan was appointed the Vice Chairman of Sallie Mae on January 21, 2014, following the close of our 2013 fiscal year, and, therefore, his compensation is not described below. Immediately after completion of the Spin-Off, on [—], 2014, Mr. Remondi resigned as our President and Chief Executive Officer and Mr. Quinlan became our Executive Chairman and Chief Executive Officer.

Compensation Philosophy and Objectives

The philosophy underlying our executive compensation program is to provide a competitive total compensation program tied to performance and aligned with the interests of our stockholders. Our objective is to recruit and retain high quality executives and staff necessary to deliver continuously high stockholder value.

In 2013, our Compensation Committee used the following principles to implement its compensation philosophy and achieve its executive compensation program objectives:

•	Pay-for-performance. A substantial portion of the total compensation of our named executive officers is earned based on achievement of enterprise-wide goals that impact stockholder value.

•

Retention of top executives. Our named executive officers should have base salaries and benefits that are competitive and permit us to attract, motivate and retain those executives who drive our success.

•

Reward long-term growth and focus management on sustained success and stockholder value creation. Compensation of our named executive officers is heavily weighted toward long term equity-based incentives. These awards link pay to sustained performance.

•

Align compensation with stockholder interests. The interests of our named executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of our common stock.

•	Standard benefits and limited perquisites. We provide standard employee benefits and limited perquisites to our named executive officers.

Elements of Compensation

The compensation program in 2013 for our named executive officers consisted of seven elements. These elements, as well as the reasons why each was chosen and the ways in which each element achieves our compensation objectives, are described below:

Compensation Element	Objective	Type of Compensation
Base salary	To provide a base level of cash compensation for senior executives based on level and responsibility.	Fixed cash compensation. Reviewed annually and adjusted as appropriate.

Annual incentive bonus	To encourage and reward senior executives for achieving annual corporate performance goals.

Variable compensation. Primarily performance based. Payable in a combination of cash and Restricted Stock Units (“RSUs”). RSUs are subject to transfer restrictions and lapse in equal increments over three years.

Long-term equity-based incentives	To motivate and retain senior executives by aligning their interests with that of stockholders through sustained performance and growth.

Multi-year variable compensation. Performance based. Generally granted annually. Payable in Performance Stock Units (“PSUs”) or RSUs, in addition to stock options. PSUs have three-year cliff vesting in amounts determined based on cumulative performance measures. RSUs vest ratably over a three-year period. Stock options vest over a three-year period. In recent years, two-thirds of these option grants are subject to additional vesting conditions based upon the achievement of pre-established stock price targets. All outstanding long-term equity-based incentives are subject to adjustment in connection with the Spin-Off. See the section titled “Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

Health, Welfare and Retirement benefits	To promote employee health and protect financial security.	Fixed compensation.

Deferred Compensation Plan	To provide retirement planning opportunities.	The Sallie Mae Deferred Compensation Plan (the “Deferred Compensation Plan”) offers a variety of investment choices, none of which represents an above-market return.

Severance benefits	To maintain continuity of management after a change of control and provide temporary income following involuntary terminations of employment other than for cause.	Fixed cash compensation. Generally, equity compensation continues to vest on their terms after changes of control or involuntary terminations other than for cause.

Perquisites	To provide business-related benefits to assist in attracting and retaining key executives.	Fixed compensation.

Fixed vs. Variable Compensation

A substantial portion of the named executive officers’ total compensation for 2013 performance was variable and dependent upon the attainment of performance objectives or the value of our common stock. Set forth below are the fixed and variable percentages of 2013 compensation for our named executive officers other than Messrs. Lord and Clark, who departed Sallie Mae in 2013.

(1) Fixed compensation is the sum of 2013 “Salary” and “All Other Compensation” amounts set forth in the section titled “Executive Compensation—Summary Compensation Table.” Fixed compensation excludes the value of dividend equivalent units accrued on restricted stock, RSUs and PSUs in 2013.

(2) Variable compensation is the sum of total bonuses paid in February 2014 under the 2013 Sallie Mae Management Incentive Plan (the “2013 MIP”) as set forth in the “2013 Operating Results” section of the Compensation Discussion & Analysis and the grant date fair values of RSUs granted in February 2014.

Cash Incentives vs. Stock-Based Incentives

In 2013, the Compensation Committee allocated more of the named executive officers’ variable compensation to stock-based incentives than it allocated to cash incentives. Set forth below are the cash and stock-based percentages of 2013 variable compensation for our named executive officers other than Messrs. Lord and Clark, who departed Sallie Mae in 2013.

(1) Cash compensation is comprised of 2013 salary, cash bonuses paid in February 2014 under the 2013 MIP and “All Other Compensation” as set forth in the section titled “Executive Compensation—Summary Compensation Table.” Cash compensation excludes the value of dividend equivalent units accrued on restricted stock, RSUs and PSUs in 2013.

(2) Stock-based compensation is the sum of the value of the bonus paid in RSUs in February 2014 under the 2013 MIP set forth under the “Stock Awards” column in the section titled “Executive Compensation—Summary Compensation Table” and the grant date fair values of RSUs granted in February 2014.

How We Make Our Compensation Decisions

Role of the Compensation Committee

On a yearly basis, the Compensation Committee reviews and approves our Management Incentive Plan (“MIP”), which establishes annual corporate goals and is applicable to all members of senior management. In establishing such goals, the Compensation Committee reviews and considers our annual business plan approved by the Board of Directors, focusing on the objectives of the business plan and on aligning our incentive-based compensation to achieve such objectives. The Compensation Committee also discusses the proposed MIP goals with the Chief Executive Officer and the compensation consultant. In 2013 and prior years the Compensation Committee, in consultation with the Independent Chairman and the other independent members of the Board of Directors, reviewed the annual performance of the Chief Executive Office and approved his salary, bonus and long-term incentive award for the upcoming year and his bonus under the MIP for the prior year. The Compensation Committee maintains discretion to decrease bonus amounts under the MIP.

The Chief Executive Officer does not play a role with respect to any matter affecting his own compensation. Mr. Remondi became our President and Chief Executive Officer in May 2013. He resigned as President and Chief Executive Officer after the Spin-Off was completed.

Role of the Chief Executive Officer

The Chief Executive Officer reviews with the Compensation Committee the performance of each named executive officer and recommends salary, bonus and long-term incentive awards for each named executive officer other than himself. The Compensation Committee considers these recommendations in consultation with its compensation consultant and approves final awards for each named executive officer.

Role of the Compensation Consultant

The Compensation Committee retains and is advised by an independent compensation consultant to assist the committee in its review and oversight of our executive compensation program. The newly-constituted CNG Committee will interview and retain an independent compensation consultant for advice and guidance regarding Sallie Mae’s executive compensation program for 2014.

Use of Peer Group

The Compensation Committee reviews the peer group annually with the compensation consultant to ensure that each member company in the peer group is still appropriate and to consider additions to or deletions from the peer group.

The Compensation Committee reviews compensation data relating to the financial and financial processing industries as those are the industries in which we compete for talent. To ensure that the Compensation Committee has the information necessary to set appropriate compensation levels, we conduct a market analysis of executive compensation programs that includes publicly available executive compensation data for its peer companies and third-party compensation surveys.

The Compensation Committee then utilizes the peer group data in two ways. First, it assesses the financial performance of the peer group during the preceding one and three year periods, to determine how Sallie Mae compares to its peers in terms of financial performance. Second, it assesses the compensation paid to executive officers by the peer group to determine the competitiveness of our executive compensation program. While our market analysis informs its range of compensation components and decisions, we do not tie our executive officers’ compensation levels to specific market percentiles. The Compensation Committee also uses a variety of other data points in determining compensation levels and incentive compensation design, including our strategic plan, the budget for the year in question and experience of executives.

The Compensation Committee, in consultation with the compensation consultant, determined that no changes were required to the peer group in 2013. For 2013, the peer group consisted of the following companies:

Peer Group
Alliance Data Systems Corp BB&T Corp. Capital One Financial Corp. CIT Group Inc. Discover Financial Services, Inc. Fidelity National Information Services	Fifth Third Bancorp Fiserv Inc. Huntington Bancshares KeyCorp M&T Bank Corp Total Systems Services Inc.

Now that the Spin-Off has been consummated, the newly-constituted CNG Committee will consult with its compensation consultant as to the proper peer group for Sallie Mae going forward, which will likely be different than the one above.

Compensation Committee Interlocks and Insider Participation.

Mr. Goode, Mr. Puleo, and Mr. Schoellkopf were members of the Compensation Committee throughout 2013. All members of the Compensation Committee were independent directors, and no member was an employee or former employee. During 2013, none of our executive officers served on a compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Changes to Executive Compensation for 2013

The Compensation Committee regularly reviews and considers changes to the elements of our executive compensation program in light of industry best practices and the evolution of our business strategy. The Compensation Committee also considers the results of the annual “say on pay” advisory vote of stockholders when considering changes to the program.

Weighing these factors, and based on the advice of its independent compensation consultant, the Compensation Committee determined that the executive compensation program for 2013 should be modified to reflect and reinforce our major operating goals for 2013. These major operating goals were incorporated into the design of the 2013 MIP, which is described below.

While the Compensation Committee determined that additional changes to the executive compensation program were not warranted for 2013, it did approve certain changes to the program in early 2014 to reflect the Spin-Off. See the section titled “Changes to Executive Compensation for 2014” for more information.

Determination of Compensation for 2013

As part of our annual strategic planning process, management developed an operating plan for the 2013 fiscal year. The Compensation Committee and management then discussed and agreed on specific corporate performance goals set forth in the annual MIP established for the purpose of focusing executives around achievement of the operating plan. An executive’s annual bonus potential under the MIP generally is a function of each executive’s position and base salary. The Compensation Committee established a payout level for each named executive officer based on achievement of the corporate performance goals. As to the named executive officers, the Compensation Committee was also actively involved in considering bonus potential and approving actual salary, bonuses and long-term incentive compensation for 2013.

2013 Management Objectives

In 2013, management set out five major goals to create stockholder value. They were: (1) prudently grow Consumer Lending segment assets and revenues; (2) maximize cash flows from FFELP Loans; (3) reduce operating expenses while improving efficiency and customer experience; (4) maintaining our financial strength; and (5) expanding the capabilities of Sallie Mae Bank.

2013 Summary of Results

We believe that management achieved several of its objectives for 2013. “Core Earnings”1 for 2013 were $1.29 billion compared with $1.06 billion in 2012. “Core Earnings” increased due to a $302 million increase in gains on sales of loans and investments, a $241 million lower provision for loan loss, a $109 million after-tax increase in gains from the sale of subsidiaries and a $75 million increase in servicing and contingency revenue. This was partially offset by a $106 million decrease in net interest income, a $145 million increase in operating expenses, a $97 million decrease in debt repurchase gains and a $61 million increase in restructuring and other reorganization expenses. During 2013, we also issued $3.75 billion of unsecured debt, $6.5 billion of FFELP ABS and $3.1 billion of Private Education Loan ABS. We also repurchased $1.3 billion of debt and realized “Core Earnings” gains of $48 million in 2013, compared with repurchases of $711 million and gains of $145 million in 2012. In addition, we repurchased $600 million of common stock in 2013 compared with $900 million repurchased in 2012.

2013 Performance Relative to Management Objectives

Prudently Grow Consumer Lending Segment Assets and Revenues. We continued to pursue managed growth in our Private Education Loan portfolio in 2013, with $3.8 billion in new originations for the year compared with $3.3 billion in 2012, a 14 percent increase. The average FICO score of our 2013 originations was 745 and approximately 90 percent of the originated loans were cosigned. We continued to help our customers manage their borrowings and succeed in their payoff, which resulted in lower charge-offs and provision for loan losses. The charge-off rate was 2.8 percent in 2013, the lowest rate since 2007, and down from 3.4 percent in 2012, an 18 percent decrease. The provision for Private Education Loan losses decreased $221 million from 2012, a 22 percent decrease.

Maximize Cash Flows from FFELP Loans. In 2013, management set out to explore alternative transactions and structures that could increase our ability to maximize the value of our ownership interests in FFELP securitization trusts and allow us to diversity our holdings while maintaining servicing fee income. In 2013, we sold our ownership interest in five of our FFELP Loan securitization trusts ($12.5 billion of securitization trust assets and $12.1 billion of related liabilities) which generated a $312 million gain on sale. During 2013 we also purchased $736 million of FFELP Loans.

Reduce Operating Expenses While Improving Efficiency and Customer Experience. For 2013, we set out to reduce unit costs, and balance our private education loan growth and the challenge of increased regulatory oversight. We also planned and accomplished improving efficiency and customer experience by replacing certain of our legacy systems and making enhancements to our self-service platform and call centers (including improved call segmentation that routes an in-bound customer call directly to the appropriate agent who can answer the customer’s inquiry). In the fourth quarter of 2013, we reserved $70 million for expected compliance remediation efforts relating to pending regulatory inquiries. Excluding this compliance remediation expense, full-year 2013 operating expenses were $972 million compared with $897 million for 2012. The $75 million increase was primarily the result of increases in third-party servicing and collection activities (which resulted in $108 million of additional revenue), continued investments in technology, and increased Private Education Loan marketing activities (which resulted in a 14 percent increase in originations volume).

Maintain Our Financial Strength.    It was management’s objective for 2013 to continue paying dividends and repurchasing common stock through our share repurchase program while ending 2013 with capital and reserve positions as strong as those with which we ended 2012. In February 2013, we announced an increase in our quarterly common stock

1 For a description of how we calculate “Core Earnings” and for a reconciliation of “Core Earnings” to the nearest comparable GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—‘Core Earnings’—Definition and Limitations” in the Company’s Form 10-K filed with the SEC on February 19, 2014.

dividend to $0.15 per share, resulting in full-year common stock dividends paid of $264 million or $0.60 per share. In 2013, we authorized a total of $800 million for common stock repurchases. We repurchased an aggregate of 27 million shares for $600 million in 2013. At December 31, 2013, there was $200 million remaining authorization for additional common stock repurchases under our current stock repurchase program. We did this while achieving diluted “Core Earnings” per share of $2.83 and maintaining our strong balance sheet and capital positions. In addition, on June 10, 2013, we closed on a new $6.8 billion credit facility that matures in June 2014, to facilitate the term securitization of FFELP Loans. The facility was used in June 2013 to refinance all of the FFELP Loans previously financed through the ED Conduit Program. On July 17, 2013, we closed on a $1.1 billion asset-backed borrowing facility that matures on August 15, 2015. The facility was used to fund the call and redemption of our SLM 2009-D Private Education Loan Trust ABS, which occurred on August 15, 2013.

Expand Sallie Mae Bank Capabilities.    Sallie Mae Bank continued to fund our Private Education Loan originations in 2013. We continued to evolve the operational and enterprise risk oversight program at Sallie Mae Bank in preparation for expected growth and designation as a “large bank,” which will entail enhanced regulatory scrutiny. In addition, we voluntarily made similar changes at the holding company level.

Management Incentive Plan for 2013

In late 2012 and early 2013, the Compensation Committee considered our approved operating plan for 2013 and met with management to discuss the performance goals it would apply in establishing the 2013 MIP. For 2013, the Compensation Committee determined to establish five corporate performance goals for the 2013 MIP, as follows:

•	Earnings per share measured on a “Core Earnings” basis;

•	Increase in private credit loan originations;

•	operating expense reductions for 2013;

•	Improvement of private education loan delinquency rates; and

•	Improvement of net private education loan charge-offs.

For each corporate performance goal, the Compensation Committee approved minimum, target and maximum achievement levels. Achievement of the minimum level resulted in an “award factor” of 0 percent, achievement of the target level resulted in an award factor of 90 percent and achievement of the maximum level resulted in an award factor of 140 percent. Sliding scale award factor percentages attributable to interim levels of achievement were also included for each goal. The Compensation Committee also assigned a weight to each corporate performance goal based on its relative importance to Sallie Mae’s overall operating plan.

2013 Operating Results

In January and February 2014, the Compensation Committee and the Independent Chairman reviewed our relative achievement of each of the previously identified corporate performance goals based on discussions with the Chief Executive Officer and information provided by management. After these discussions, the Compensation Committee determined that the aggregate achievement of the corporate performance goals was attained at a level of 90.8 percent of the targets set under the 2013 MIP. Our total performance “score” of 90.8 percent was determined based on the level of achievement of each corporate performance goal multiplied by the applicable weighting for such goal.

The chart below sets forth: (1) each corporate performance goal; (2) the target approved by the Compensation Committee for each goal; (3) the actual achievement level of each goal for 2013; (4) the award factor for 2013 based on the level of achievement of such goal; (5) the relative weighting of each corporate performance goal; and (6) the corporate performance score attributable to each goal, as well as the total corporate performance score.

Corporate Performance Goal	Target	2013 Actual Performance	Award Factor	Weighting	Corporate Performance Score
Core Earnings	$2.25	$2.83	140.0%	35%	49.0%
Private Credit Loan Originations	$4,200 million	$3,801 million	50.1%	25%	12.5%
Operating Expenses	$975 million	$1,114 million	0.0%	15%	0.0%
Private Education Loan Delinquency Rates	3.6%	3.48%	102.0%	12.5%	12.8%
Net Private Education Loan Charge-Offs	$720 million	$656 million	132.4%	12.5%	16.6%

Total					90.8%

Applying the corporate performance score of 90.8% to the bonus target set for each named executive officer produced the bonus payments under the 2013 MIP set forth below. Messrs. Lord and Clark departed Sallie Mae in 2013 and therefore were not eligible for bonus payments under the 2013 MIP.

Named Executive Officer	2013 Target Bonus $ Amount	% of Base Salary	2013 Bonus Payment at 90.8% of Target Bonus
Mr. Remondi	$1,425,000	150%	$1,293,900
Mr. DePaulo	$787,500	150%	$715,050
Mr. Lutz	$787,500	150%	$715,050
Mr. Lord	$—	—	$—
Mr. Clark	$—	—	$—

The named executive officers’ 2013 bonus payments are paid 50 percent in cash and 50 percent in RSUs with transfer restrictions that lapse in one-third increments on each of the one-year, two-year and three-year anniversaries of the date of grant of such RSUs. The RSUs accrue dividend equivalents prior to the lapse of restrictions, equal to the quarterly dividends on our common stock. Such dividend equivalents are delivered based on the transfer restrictions of the underlying RSU award. These RSUs are subject to adjustment in connection with the Spin-Off. See the section titled “Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

Long-Term Incentive Program

Annual long-term incentive compensation in 2013, consisting of PSUs and stock options, represents the largest portion of our named executive officer compensation. Mr. Remondi, who served as our President and Chief Operating Officer until May 2013, received an annual grant of PSUs and stock options in February 2013 based on his position with us at that time. In recognition of the additional responsibilities Mr. Remondi assumed when he became President and Chief Executive Officer in May 2013, Mr. Remondi received an additional award of RSUs in August 2013.

In early February 2014, the Compensation Committee approved 2014 long-term incentive awards for our named executive officers (other than Messrs. Lord and Clark) in the following amounts: Mr. Remondi ($3,500,000); Mr. DePaulo ($2,268,000); Mr. Lutz ($1,793,000). In anticipation of the Spin-Off, the Compensation Committee on February 4, 2014 determined that the named executive officers should receive two-thirds of their 2014 award in the form of RSUs at the present time. The Company will grant the remaining one-third of the 2014 awards shortly after the Spin-Off, with the form and terms of the equity awards to be determined by our newly-constituted CNG Committee.

All of these annual long-term incentive awards are described in the tables below. The awards are subject to adjustment in connection with the Spin-Off. See the section titled “Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

Performance Stock Units and Restricted Stock Units

Named Executive Officer	2013 Performance Stock Units(1)	2013 Restricted Stock Units(2)	2014 Restricted Stock Units(3)
Mr. Remondi	94,201	28,128	106,496
Mr. DePaulo	84,426	—	69,009
Mr. Lutz	66,744	—	54,556
Mr. Lord	150,686	—	—
Mr. Clark	63,952	—	—

(1)

PSUs granted in 2013 to the named executive officers are disclosed in this column at the target level and are currently 100 percent unvested. PSUs vest based on achievement of cumulative net income for a three-year performance period from January 1, 2013 through December 31, 2015. Pursuant to their original terms, these PSUs are scheduled to vest: (1) 100 percent at the target level if cumulative net income is $3.4 billion; (2) 50 percent of the target level if cumulative net income is greater than $2.7 billion; and (3) 130 percent of the target level to the extent cumulative net income is equal to or greater than $3.7 billion, with incremental vesting between such percentages of the target level. Pursuant to their original terms, the PSUs granted to Messrs. Lord and Clark remain outstanding, subject to the performance-based vesting conditions described above. In connection with the Spin-Off, the PSUs granted to the named executive officers in 2013 will be converted to RSUs based on a combination of actual and projected performance, and the resulting RSUs will vest at the end of the original performance period. See the section titled “Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

(2)

As noted above, Mr. Remondi received an award of RSUs in August 2013 in recognition of the additional responsibilities he assumed when he became President and Chief Executive Officer. Pursuant to their original terms, the RSUs granted to Mr. Remondi in August 2013 are scheduled to vest in one-third increments on August 8, 2014, August 8, 2015, and August 8, 2016. Outstanding RSUs on the date of the Spin-Off were converted to RSUs of Navient and the Company as described below. See the section titled “Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

(3)

These RSUs represent two-thirds of the 2014 long-term incentive award amount approved by the Compensation Committee on February 4, 2014, for each of the named executive officers other than Messrs. Lord and Clark ($3,500,000 for Mr. Remondi; $2,268,000 for Mr. DePaulo; $1,793,000 for Mr. Lutz). The number of RSUs granted on February 4, 2014, to each of the named executive officers equals two-thirds of their 2014 award amount divided by the closing price of our common stock on the grant date. These RSUs are scheduled to vest in one-third increments on February 4, 2015, February 4, 2016 and February 4, 2017. Outstanding RSUs on the date of the Spin-Off were converted to RSUs of the Company as described below. See the section titled “Treatment of Long Term Incentive Awards Following the Spin-Off” for additional information. Messrs. Lord and Clark departed the Company in 2013 and therefore were not eligible for long-term incentive awards in February 2014.

Stock Options

Named Executive Officer	2013 Stock Options(1)
Mr. Remondi	256,107
Mr. DePaulo	229,531
Mr. Lutz	181,459
Mr. Lord	409,675
Mr. Clark	173,869

(1)

Stock options granted in 2013 to the named executive officers vest based on the following terms: one-third of the options shall vest on each of the first, second and third anniversary of the grant date, subject in all respects to the following additional vesting provisions: (1) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (2) the second one-third of the options will vest if the closing price of our common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date; and (3) the third one-third of the options will vest if the closing price of our common stock on the NASDAQ meets or exceeds $21 per share for any five (5) consecutive days at any time after the Grant Date. One-third of these options currently are vested. Pursuant to their original terms, the options granted to Mr. Clark remain outstanding, subject to the vesting conditions described above. Stock options granted to Mr.Lord in 2013 became fully vested and exercisable on May 29, 2013, in connection with his retirement from Sallie Mae. See “Executive Compensation—Actual Payment upon Termination” below for additional information. Outstanding options on the date of the Spin-Off were converted to options of Navient and Sallie Mae as described below. See the section titled “Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

Other Compensation

Consistent with our philosophy to emphasize pay for performance, named executive officers receive only the perquisites or supplemental benefits described below.

Benefits

In addition to generally available benefits, the named executive officers are eligible to participate in our Deferred Compensation Plan for key employees. We offer the named executive officers the opportunity to defer payment of a portion of their cash compensation into a non-qualified deferred compensation plan. We provide this opportunity to be competitive with our peer group and to provide retirement planning opportunities for our named executive officers. The Compensation Committee views the plan as providing the named executive officers with an optional strategy to engage in tax-deferred retirement planning rather than a provided benefit. We do not make contributions to the Deferred Compensation Plan or pay above market rates of return on amounts contributed to the plan.

Perquisites

Our policy is to allow limited personal use of our aircraft by our named executive officers. To the extent a named executive officer uses our private aircraft for personal travel, the named executive officer is charged the variable flight costs for such personal use. These reimbursements fully comply with the requirements of the Internal Revenue Code of 1986 (the “Code”). We also provide automobiles and temporary housing to certain of the named executive officers as described in the footnotes to the “Summary Compensation Table.”

The Compensation Committee has approved annual physicals for the named executive officers. We believe that named executive officer physicals align with our wellness initiative as well as assist in mitigating risk. Named executive officer physicals are intended to identify any health risks and medical conditions as early as possible in an effort to achieve more effective treatment and outcomes.

Executive Severance Arrangements

The named executive officers are covered under an executive severance plan, except as otherwise indicated. The severance plan is described in greater detail in the section titled “Arrangements with named executive officers—Executive Severance Plan.” We also entered into severance arrangements with Messrs. Lord and Clark, which are described in the section titled “Actual Payments upon Termination.”

Change in Control Severance Plan

The named executive officers are covered under a change in control severance plan. The change in control severance plan is described in greater detail in the section titled “Arrangements with Named Executive Officers—Change in Control Severance Plan.”

We generally utilize plans (as opposed to individual agreements) to provide severance and change in control payments and benefits for several reasons. First, a “plan” approach provides us with the flexibility to change the terms of severance benefits from time to time. In addition, this approach is more transparent, both internally and externally, which eliminates the need to negotiate severance or other employment separation benefits on a case-by-case basis and assures each of the executives that his or her severance benefits are comparable to those of other executives with similar levels of responsibility and tenure.

Our named executive officers are eligible for severance payments in the event of an involuntary termination of employment without “cause.” In addition, they are eligible for “double trigger” severance payments in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our named executive officers are also entitled to certain limited “single trigger” benefits upon a change in control, including equity acceleration when awards are not honored, assumed, or replaced by a successor employer. Such equity acceleration not only provides our named executive officers with the benefit of these outstanding awards, it may also allow them to exercise the awards and possibly participate in the change in control transaction for the consideration received.

The internal corporate restructuring and Spin-Off described elsewhere in this proxy statement will not result in a “change of control” or the payment of any severance to the named executive officers under the Company’s change in control severance plan, except to the extent disclosed in the section titled “Agreements with Named Executive Officers—Executive Severance Plan” in this proxy statement.

Other Arrangements, Policies and Practices Related to Executive Compensation Programs

Share Ownership Guidelines

We have maintained share ownership guidelines applicable to our senior executives for more than ten years, except for a four-month period beginning in April 2009, during which time the application of the guidelines was suspended due to the decreased price of our common stock as a result of the global economic downturn. As of December 31, 2013, the ownership guidelines, which are expected to be achieved over a five-year period, were as follows:

•	Chief Executive Officer—lesser of 1 million shares or $5 million in value;

•	Chief Operating Officer—lesser of 500,000 shares or $2.5 million in value;

•	Executive Vice President—lesser of 200,000 shares or $1 million in value.

The guidelines encourage continued ownership of a significant amount of our common stock acquired through equity awards and help align the interests of senior executives with the interests of our stockholders. Except as otherwise approved by the Compensation Committee, a named executive officer must hold all common stock acquired through equity grants until the applicable thresholds are met, and a named executive officer will not be eligible to receive further equity grants if he or she sells this stock (whether before or after such guidelines are met), if such sale would result in a decrease below the thresholds established by the guidelines.

The following shares and share units count towards the ownership guidelines: shares held in brokerage accounts; vested shares credited to deferred compensation accounts; shares credited to qualified retirement plan accounts; vested performance stock and performance stock units; on an after-tax basis, restricted stock and restricted stock units that vest solely upon the passage of time and vested stock options, to the extent that they are “in-the-money on an after-tax basis.”

All 2013 named executive officers were in compliance with the share ownership guidelines as December 31, 2013.

Hedging Prohibition

Our policies prohibit directors and senior management from selling Common Stock short or buying or selling call or put options or other derivatives in respect of our Common Stock. They are also prohibited from entering into other transactions that have the effect of hedging the economic value of any of their direct or indirect interest in our Common Stock.

Clawback

Awards made to senior officers, including the named executive officers, under the SLM Corporation 2012 Omnibus Incentive Plan (the “2012 Plan”) are subject to clawback in the event of a material misstatement of our financial results and other events.

Compensation Committee Process for Approving Long-Term Awards

The Compensation Committee approves long-term awards on an annual basis at a regularly scheduled Compensation Committee meeting. The Compensation Committee has delegated authority to a sub-committee consisting of the

Compensation Committee Chair and the Chief Executive Officer (the “Sub Committee”) to approve long-term awards for new employees and promotions below the level of Executive Vice President. These awards are effective on the day on which the Sub Committee approves the awards. The Compensation Committee approves any awards to newly hired or promoted executive officers at the level of Executive Vice Presidents and above. The grant date for these awards is the applicable meeting date of the Compensation Committee at which the awards are approved. Under the terms of the 2012 Plan, stock options are required to be priced at the closing market price of our common stock on the NASDAQ on the date of grant.

Tax Information: Section 162(m) of the Code: Tax Deductibility of Compensation over $1 million

Section 162(m) of the Code (“Section 162(m)”) can potentially disallow a federal income tax deduction for compensation over $1 million paid to the Chief Executive Officer and three other highest paid named executive officers (excluding the Chief Financial Officer) who were serving as of the last day of our fiscal year. One exception to Section 162(m)’s disallowance of a U.S. federal income tax deduction for compensation over $1 million applies to “performance-based compensation” paid pursuant to stockholder-approved plans. Although much of the compensation opportunity in our executive compensation program historically has been performance-based and generally deductible for U.S. federal income tax purposes, the Compensation Committee retains the flexibility to award compensation to the named executive officers that is not deductible for U.S. federal income tax purposes.

Changes to Executive Compensation for 2014

In anticipation of the completion of the Spin-Off, the Compensation Committee altered certain components of our executive compensation program for 2014. The annual incentive bonus has been divided into two components—a pre-distribution component awarded by the Compensation Committee, and a post-distribution component that is expected to be awarded by the newly-constituted CNG Committee. The 2014 long-term incentive awards have been divided in a similar manner.

2014 Management Incentive Plan.    The Compensation Committee approved the 2014 Management Incentive Plan (“2014 MIP”) that covers senior executives, including the named executive officers, and is based solely on performance through the date of the Spin-Off. The design and operation of the 2014 MIP will in other respects align with the approach taken for 2013. It is anticipated that the newly-constituted CNG Committee will establish a similar incentive compensation program relating to performance between the date of the Spin-Off and the end of 2014.

For the 2014 MIP, performance will be based on the most recently ended calendar quarter prior to or coincident with the Spin-Off by the Compensation Committee for all participants, including the named executive officers, and the Compensation Committee will determine the amounts to be awarded for this period pursuant to the 2014 MIP. Amounts awarded under this program to the named executive officers will be made after the Spin-Off and following the close of 2014.

One-half of the 2014 MIP awards for the named executive officers will be settled in cash with the remainder settled in restricted stock units of the Company, subject to transfer restrictions that lapse ratably over three years. The division between cash and deferred stock payouts are consistent with the approach taken by the Company in prior years.

2014 Long Term Incentive Awards.    The Compensation Committee also modified the Long-Term Incentive Program in early 2014. In early February 2014, the Compensation Committee approved 2014 long-term incentive awards for our named executive officers (other than Messrs. Lord and Clark) in the following amounts: Mr. Remondi ($3,500,000); Mr. DePaulo ($2,268,000); and Mr. Lutz ($1,793,000). Anticipating the Spin-Off, the Compensation Committee determined that the named executive officers should receive two-thirds of their 2014 award in the form of RSUs at the present time. These RSUs will vest ratably on the first, second, and third anniversaries of the grant date. We will grant the remaining one-third of the 2014 awards shortly after the Spin-Off becomes effective, with the form and terms of the equity awards to be determined by the newly-constituted CNG Committee.

All outstanding long term incentive awards—including the awards granted to the named executive officers in 2014—will be adjusted in connection with the Spin-Off. See the section titled “Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

Treatment of Long-Term Incentive Awards Following the Spin-Off

As noted elsewhere in this proxy statement, Old SLM separated into two distinct publicly-traded entities—Navient, an education loan management, servicing and asset recovery business, and the Company, a consumer banking business. For a complete discussion of the reasons for the Spin-Off, its mechanics and the businesses retained by or transferred to and operated by Navient and the Company, see the section titled “Reorganization and the Spin-Off” in Item 1. Business of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 19, 2014.

Changes to Long-Term Incentive Awards due to the Spin-Off.    In connection with the Spin-Off, the Company assumed Old SLM’s equity incentive plans and, to the extent they relate to shares of the Company’s common stock after the Spin-Off, outstanding awards granted thereunder. Navient will establish its own equity incentive plan with respect to its common stock. In general, and in order to maintain the intrinsic value of outstanding equity awards, immediately prior to the completion of the Spin-Off:

•	Holders of awards granted prior to February 4, 2014, received both Company and Navient equity awards; and

•	Holders of awards granted on and after February 4, 2014, will receive solely equity awards of their post-distribution employer.

The implication of the Spin-Off, in general, on each type of equity award that has been granted under our equity incentive plans is described below.

Treatment of Stock Options.    In general, each outstanding option to purchase shares of Old SLM common stock granted become an option of the Company and is exercisable for the same number of shares of Company common stock. In connection with the Spin-Off, each holder of an option also received a Navient option to purchase the same number of shares of Navient common stock. To maintain the intrinsic value of the original option, the exercise price of the Company option will be adjusted to equal the amount determined by multiplying the volume-weighted average “ex-dividend” closing price of a share of Company common stock for the five trading days ending on the distribution date (the “Company ex-dividend VWAP”), by a fraction, the numerator of which is the original exercise price of the option, and the denominator of which is the “Pre-Spin VWAP”. The Pre-Spin VWAP will equal the sum of the Company ex-dividend VWAP and the volume weighted average “when issued” closing price of a share of Navient common stock for the five trading days ending on the distribution date (the “Navient when-issued VWAP”). The exercise price of the Navient option will be determined by multiplying the Navient when-issued VWAP by a fraction, the numerator of which is the original exercise price of the option, and the denominator of which is the Pre-Spin Company VWAP. Both options, when combined, are intended to preserve the intrinsic value of the original option by maintaining the ratio of the exercise price to the fair market value of the stock subject to each option. In general, for purposes of determining vesting and employment status under the terms of the adjusted Company options and Navient options, the continuous service of a current or former employee, officer or director with any or all of Old SLM, the Company or Navient (both before and in connection with the Spin-Off) will be taken into account. All other terms of the adjusted Company options and Navient options will be substantially the same as the original stock options, except that any price targets associated with an assumed Company stock option will be adjusted in a manner similar to the exercise price adjustment described above. As of January 31, 2014, there were outstanding stock options to purchase approximately 20 million shares of our common stock that would be treated in this manner.

Treatment of Restricted Stock Units.    Outstanding RSUs of Old SLM granted prior to February 4, 2014, and RSUs granted in connection with the 2013 MIP, generally became the same number of RSUs of the Company, and holders of those units also received an equal number of restricted stock units of Navient. In general, for purposes of determining vesting and employment status, the continuous service of a current or former employee, officer or director with any or all of Old SLM, the Company and Navient (both before and in connection with the Spin-Off) were taken into account. The Company and Navient RSUs are otherwise subject to substantially the same terms and conditions as the original restricted stock unit. As of January 31, 2014, there were approximately 3.6 million restricted stock units outstanding that will be treated in this manner.

Outstanding RSUs granted on or after February 4, 2014, other than RSUs granted in connection with the 2013 MIP, were adjusted or replaced based upon the post-distribution employer of the holder. A holder of RSUs who is employed by the Company following the Spin-Off received exclusively RSUs of the Company, with the amount determined by multiplying the original number of such RSUs by a fraction, the numerator of which is the Pre-Spin VWAP, and the denominator of which is the Company ex-dividend VWAP. A holder of post-February 3, 2014 RSUs who is employed by Navient , or who terminated his or her employment prior to the distribution under circumstances entitling such holder to continue to vest in the award of RSUs, had those units replaced entirely with RSUs of Navient, with the amount determined by multiplying the original number of such restricted stock units by a fraction, the numerator of which is the Pre-Spin VWAP, and the denominator of which is the Navient when issued VWAP.

Treatment of Restricted Stock.    Outstanding shares of restricted stock were adjusted or replaced based upon the post-Spin-Off service recipient of the holder, using the conversion method described above for outstanding RSUs granted on or after February 4, 2014. As of January 31, 2014, there were approximately 5,000 shares of restricted stock outstanding.

Treatment of PSUs.    We currently have outstanding PSU awards, granted in 2012 and 2013. Each grant has a three year performance period. At the time of the Spin-Off, each outstanding PSU award was converted to RSUs of the Company and Navient by reference to the performance metrics previously established for that award. As of the date of the Spin-Off, the Compensation Committee evaluated our actual and projected performance (determined as if the Spin-Off did not occur) compared to the performance goals previously established by such committee for each set of awards for all participants, including the expected Navient and Sallie Mae named executive officers. Achievement of performance goals was determined by reference to our actual performance over the performance period ending as of the distribution date and the lesser of: (1) projected performance over the remaining performance period (based on the most current projections as of the distribution date); or (2) the target level of achievement for the award over such period. Once the level of estimated achievement of the performance metrics was determined, each PSU award was converted into an equivalent number of Company and Navient RSUs. The RSUs will vest at the end of the original performance period for the performance units they replace, subject to continued employment by the holder as required under the original PSUs. Settlement of the replacement RSUs will be made by the Company or Navient, whichever is the holder’s employer following the Spin-Off.

No Change in Control.    The Spin-Off did not constitute a change in control for purposes of our equity plans. Therefore no vesting of awards occurred as a result of the Spin-Off.

Entitlement to Tax Deductions.    We generally will be entitled to claim tax deductions for compensation arising from the exercise of adjusted Company options and Navient options, the vesting of Company and Navient restricted stock awards and the settlement of Company or Navient restricted stock units, in each case held by our current or former employees, officers and directors after the Spin-Off. Sallie Mae generally will be entitled to claim tax deductions for compensation arising from the exercise, vesting and settlement of the same awards held by current or former officers, employees or directors of the Company after the Spin-Off.

SUMMARY COMPENSATION TABLE

The table below summarizes compensation paid or awarded to or earned by each of the named executive officers for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus(5) ($)	Stock Awards(6) ($)	Option Awards(6) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
John F. Remondi(1)	2013	$906,922	$0	$2,834,069	$843,445	$646,950	—	$231,390	$5,462,776
Former President and Chief Executive Officer	2012	850,000	0	2,064,814	749,999	564,825	—	236,562	4,466,200
	2011	850,000	93,925	2,019,600	451,431	756,075	—	223,887	4,394,918
Joseph A. DePaulo(2)	2013	525,000	0	1,869,594	755,922	357,525	—	42,200	3,550,241
Executive Vice President of Banking and Finance	2012	500,000	0	1,598,913	633,331	332,250	—	123,805	3,188,299
	2011	498,076	155,250	1,331,000	506,488	444,750	—	69,151	3,004,715
Laurent C. Lutz, Jr.	2013	525,000	0	1,552,910	597,604	357,525	—	132,593	3,165,632
Executive Vice President, General	2012	500,000	0	1,265,570	466,665	332,250	—	189,927	2,754,412
Counsel & Corporate Secretary	2011	486,538	0	1,706,000	987,780	425,000	—	202,206	3,807,524

Albert L. Lord(3)	2013	434,615	0	2,698,786	1,349,196	0	—	15,696,970	20,179,567
Former Chief Executive Officer	2012	1,000,000	0	3,552,652	1,333,332	886,000	—	257,215	7,029,199
	2011	1,000,000	64,000	3,443,000	1,072,150	1,186,000	$50,442	139,547	6,955,139
Jonathan C. Clark(4)	2013	134,615	0	1,145,380	572,608	0	—	2,880,807	4,733,410
Former Chief Financial Officer	2012	500,000	0	1,465,573	566,662	332,250	—	145,422	3,009,907
	2011	472,115	105,250	1,207,900	423,217	444,750	—	51,923	2,705,155

1)

Mr. Remondi served as Vice Chairman and Chief Financial Officer in 2010, and he served as President and Chief Operating Officer in 2011 and 2012. He became President and Chief Executive Officer in May 2013 and resigned effective on the date of the Spin-Off.

2)	Mr. DePaulo was appointed Executive Vice President of Banking and Financial in February 2013, and he assumed the responsibilities of Chief Financial Officer upon Mr. Clark’s departure.

3)	Mr. Lord retired from the Company effective May 29, 2013.

4)	Mr. Clark’s employment with the Company ended on March 29, 2013.

5)

Annual incentive awards for named executive officers for 2013, 2012 and 2011 were paid under the MIP 50 percent in cash and 50 percent in vested RSUs. These RSUs are restricted for three years, with one-third of the RSUs becoming available each year. Messrs. Lord and Clark departed the Company in 2013 and therefore were not eligible for bonus payments under the MIP for 2013. The amounts reflected in the “Non-Equity Incentive Plan Compensation” column for Messrs. Remondi, DePaulo, Lutz, Lord and Clark with respect to fiscal year 2011 include a portion of the amounts previously reflected in the “Bonus” column in the Summary Compensation Table in the Company’s 2012 proxy statement.

6)

Amounts shown are the grant date fair values of the various awards granted during 2013, 2012 and 2011 computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718. Additional details on accounting for stock-based compensation can be found in “Note 2—Significant Accounting Policies” and “Note 11—Stock-Based Compensation Plans and Arrangements” to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K.

7)	SLM terminated its tax-qualified pension plan and non-qualified supplemental pension plan in 2011. The Company does not pay any above market earnings on non-qualified deferred compensation plans.

8)	For 2013, the components of “All Other Compensation” are as follows:

Name	Employer Contributions To Defined Contribution Plans(A) ($)	Transportation Allowance(B) ($)	Annual Physical Examination(C) ($)	Dividend Equivalent Units(D) ($)	Severance(E) ($)	Total ($)

Remondi	$37,749	$3,243	$4,450	$185,948	—	$231,390
DePaulo	37,750	0	0	141,394	—	179,144
Lutz	12,750	0	0	119,843	—	132,593
Lord	37,750	5,009	0	298,822	$15,355,389	15,696,970
Clark	23,343	0	0	120,849	2,736,615	2,880,807

A)

Amounts credited to the Company’s tax-qualified and non-qualified defined contribution plans. The combination of both plans provides participants with an employer contribution of up to five percent of the sum of base salary plus annual performance bonus up to $750,000 of total eligible plan compensation.

B)	Automobile allowance benefit calculated based on the annual lease method.

C)

Employees at the level of Senior Vice President and above are provided an annual physical examination potentially worth up to $5,000. Messrs. DePaulo, Lutz, Lord and Clark did not utilize this allowance in 2013.

D)	Value of unvested dividend equivalent units (DEUs) issued on shares/units of unvested PSUs and RSUs during 2013. DEUs vest based on the vesting terms of the underlying award on which they were issued.

E)	Severance payments made to Messrs. Lord and Clark as a result of each executive’s departure are described below under “Actual Payments upon Termination.”

2013 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(5)			Estimated Future Payouts Under Equity Incentive Plan Awards(6)			All Other Stock Awards: Number of Shares of Stock or Units(7) (#)	All Other option Awards: Number of Securities Underlying Options(8) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(9) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Remondi(1)	Management Incentive Plan	—	$1,425,000	$2,850,000
	2/7/2013				47,100	94,201	122,461				$1,687,139
	2/7/2013								256,107	$17.91	843,445
	8/8/2013							20,128			499,979
DePaulo(2)	Management Incentive Plan	—	787,500	1,443,750
	2/7/2013				42,213	84,426	109,753				1,512,069
	2/7/2013								229,531	17.91	755,922
Lutz	Management Incentive Plan	—	787,500	1,443,750
	2/7/2013				33,372	66,744	86,767				1,195,385
	2/7/2013								181,459	17.91	597,604
Lord(3)	Management Incentive Plan	—	—	—
	2/7/2013				75,343	150,686	195,891				2,698,786
	2/7/2013								409,675	17.91	1,349,196
Clark(4)	Management Incentive Plan	—	—	—
	2/7/2013				31,976	63,952	83,137				1,145,380
	2/7/2013								173,869	17.91	572,608

1)

Mr. Remondi served as President and Chief Operating Officer during 2012. With the exception of the August 2013 stock award described below, his 2013 plan-based awards reflect this position and not his current position as President and CEO. In recognition of the extra responsibilities Mr. Remondi assumed when he became President and CEO in May 2013, Mr. Remondi received an award of RSUs in August 2013.

2)	Mr. DePaulo served as Executive Vice President and Chief Marketing Officer from March 2009 to February 2013, and his 2013 plan-based awards reflect this position.

3)

Mr. Lord retired from the Company effective May 29, 2013. As of that date, his unvested stock option awards became fully vested and exercisable pursuant to the terms of his separation agreement with the Company. See “Executive Compensation—Actual Payments upon Termination” for additional information. Mr. Lord continued to vest in any other outstanding equity awards based on the original vesting terms of those awards.

4)

Mr. Clark’s employment with the Company ended on March 29, 2013. Upon his termination of employment, Mr. Clark continued to vest in any outstanding plan-based equity awards pursuant to the original vesting terms of those awards.

5)

Represents the possible total payouts for each named executive officer under the 2013 Management Incentive Plan (“MIP”) based on goals set in February 2013. Actual amounts earned in 2013 were paid in 2014, 50 percent in cash and 50 percent in vested RSUs that carry transfer restrictions. Messrs. Lord and Clark departed the Company in 2013 and therefore were not eligible for payments under the 2013 MIP. Details regarding the actual awards paid under the 2013 MIP are reported in the “Executive Compensation—Summary Compensation Table” of this proxy statement and are included in the “Compensation Discussion and Analysis” of this proxy statement.

6)

Represents the range of PSUs granted to named executive officers in 2013 and may be released after the three-year performance period applicable to the PSUs assuming achievement of threshold, target and maximum performance. See “Outstanding Equity Awards at 2013 Fiscal Year End Table” of this proxy statement for applicable metrics. These PSUs will be adjusted in connection with the Spin-Off. See the section titled “Compensation Discussion and Analysis—Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

7)

RSUs granted in August 2013 to Mr. Remondi vest and will convert into shares of common stock in one-third increments on August 8, 2014, August 8, 2015 and August 8, 2016. These RSUs will be adjusted in connection with the Spin-Off. See the section titled “Compensation Discussion and Analysis—Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

8)

Stock options granted in 2013 to named executive officers have or will vest based on the following terms: one-third of the options will vest on each of the first, second and third anniversaries of the grant date, subject in all respects to the following additional vesting provisions: (1) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (2) the second one-third of the options will vest if the closing price of SLM’s common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date; and (3) the third one-third of the options will vest if the closing price of SLM’s common stock on the NASDAQ meets or exceeds $21 per share for any five consecutive days at any time after the grant date. These stock options will be adjusted in connection with the Spin-Off. See the section titled “Compensation Discussion and Analysis—Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

9)

Amounts disclosed for awards granted in February 2013 represent the grant date fair value computed in accordance with FASB ASC Topic 718. Additional details on accounting for stock-based compensation can found in “Note 2—Significant Accounting Policies” and “Note 11—Stock-Based Compensation Plans and Arrangements” to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END TABLE

The table below sets forth information regarding options and stock awards of the named executive officers that were outstanding as of December 31, 2013. The awards described in the table below are subject to adjustment in connection with the Spin-Off. See the section titled “Compensation Discussion and Analysis—Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)
Remondi	1/8/2008	2,000,000	0	$17.30	1/8/2018	—	—
	1/8/2009	1,000,000	0	10.17	1/8/2019	—	—
	1/27/2011	53,333	26,667	14.62	1/27/2021	—	—
	2/3/2012	57,736	115,474	15.99	2/3/2017	—	—
	2/7/2013	0	256,107	17.91	2/7/2018	—	—
	1/27/2011	—	—	—	—	28,826	$757,547
	2/3/2012	—	—	—	—	99,297	2,609,525
	2/7/2013	—	—	—	—	96,674	2,540,592
	8/8/2013	—	—	—	—	20,365	535,192

DePaulo	3/27/2009	150,000	0	4.47	3/27/2019	—	—
	1/28/2010	100,000	0	10.31	1/28/2020	—	—
	1/27/2011	66,667	33,333	14.62	1/27/2021	—	—
	2/3/2012	48,755	97,511	15.99	2/3/2017	—	—
	2/7/2013	0	229,531	17.91	2/7/2018	—	—
	1/27/2011	—	—	—	—	18,017	473,486
	2/3/2012	—	—	—	—	83,850	2,203,578
	2/7/2013	—	—	—	—	86,642	2,276,951

Lutz	1/5/2011	133,333	66,667	12.81	1/5/2021	—	—
	2/3/2012	35,925	71,850	15.99	2/3/2017	—	—
	2/7/2013	0	181,459	17.91	2/7/2018	—	—
	1/5/2011	—	—	—	—	36,036	947,026
	2/3/2012	—	—	—	—	61,784	1,623,683
	2/7/2013	—	—	—	—	68,496	1,800,074

Lord(4)	5/19/2005	300,000	0	48.84	5/19/2015	—	—
	1/29/2009	400,000	0	11.21	5/29/2014	—	—
	1/28/2010	315,000	0	10.31	5/29/2014	—	—
	1/27/2011	—	—	—	—	54,053	1,420,512
	2/3/2012	—	—	—	—	176,532	4,639,260
	2/7/2013	—	—	—	—	154,642	4,063,991

Clark(5)	3/4/2008	0	62,500	19.30	3/4/2017	—	—
	1/27/2011	0	25,000	14.62	1/27/2015	—	—
	2/3/2012	0	87,246	15.99	2/3/2016	—	—
	2/7/2013	0	173,869	17.91	2/7/2017	—	—
	1/27/2011	—	—	—	—	16,214	426,103
	2/3/2012	—	—	—	—	75,024	1,971,630
	2/7/2013	—	—	—	—	65,631	1,724,782

1)

The options granted during 2008 to Mr. Clark vest fifty percent upon the earlier of the Company’s common stock price reaching a closing price equal to or greater than 120 percent of the grant price for five days, but no sooner than one year from the grant date. Fifty percent of the options vest upon the earlier of the Company’s common stock price reaching a closing price equal to or greater than 140 percent per share for five days, but no sooner than two years from the grant date. In any event, all the options vest eight years from the grant date. Options granted in 2011 to Messrs. Remondi, DePaulo, Lutz and Clark have or will vest one-third per year on the first, second and third anniversaries of the applicable date of grant. Options granted in 2012 to

Messrs. Remondi, DePaulo, Lutz and Clark have or will vest as follows: one-third of the options will vest on each of the first, second and third anniversary of the grant date, subject in all respects to the following additional vesting provisions: (1) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (2) the second one-third of the options will vest if the closing price of the Company’s common stock on the NASDAQ meets or exceeds $17 per share for any five consecutive days at any time after the grant date; and (3) the third one-third of the options will vest if the closing price of the Company’s common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date. The remaining options reported in this column were granted in 2013 to Messrs. Remondi, DePaulo, Lutz and Clark, and have or will vest as follows: one-third of the options shall vest on each of the first, second and third anniversary of the grant date, subject in all respects to the following additional vesting provisions: (1) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (2) the second one-third of the options will vest if the closing price of the Company’s common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date; and (3) the third one-third of the options will vest if the closing price of the Company’s common stock on the NASDAQ meets or exceeds $21 per share for any five consecutive days at any time after the grant date.

2)

Awards granted in 2011 to named executive officers have or will vest one-third per year on the first, second and third anniversaries of the applicable date of grant. PSUs granted in 2012 to named executive officers are disclosed in this column at the target level. PSUs vest after a three-year performance period from 2012 through 2014, with potential payout ranging from 0 percent to 130 percent of the target award based on the Company’s cumulative net income for such performance period. The PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the year ending 2014 with the SEC, and in no event later than March 15, 2015. PSUs granted in 2013 to named executive officers are disclosed in this column at the target level. PSUs vest after a three-year performance period from 2013 through 2015, with potential payout ranging from 0 percent to 130 percent of the target award based on the Company’s cumulative net income for such performance period. The PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the year ending 2015 with the SEC, and in no event later than March 15, 2016. RSUs granted to Mr. Remondi on August 8, 2013, vest in one-third increments on the first, second and third anniversary of the applicable grant date. Amounts include all accrued and unvested whole share DEUs that vest based on the underlying award on which they are issued.

3)	Market value of shares or units is calculated based on the closing price of the Company’s common stock on December 31, 2013 of $26.28.

4)

Mr. Lord retired from the Company effective May 29, 2013. As of that date, his unvested stock option awards became fully vested and exercisable pursuant to the terms of his separation agreement with the Company. Mr. Lord continued to vest in other outstanding equity awards based on the original vesting terms of those awards. See “Executive Compensation—Actual Payments upon Termination” for additional information.

5)

Mr. Clark’s employment with the Company ended on March 29, 2013. Upon his termination of employment, Mr. Clark continued to vest in outstanding equity awards based on the original vesting terms of those awards.

OPTION EXERCISES AND STOCK VESTED IN 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Remondi	0	$0	83,953	$1,562,785
DePaulo	0	0	40,894	771,803
Lutz	0	0	51,430	971,982
Lord	181,028	8,790,939	94,805	1,595,884
Clark	60,440	2,429,254	19,309	325,795

(1)

Mr. Lord exercised 190,000 net-settled stock options on July 18, 2013, with an exercise price of $14.62 and a market price of $24.79; 307,929 net-settled stock options on July 18, 2013, with an exercise price of $15.99 and a market price of $24.79; 409,675 net-settled stock options on July 18, 2013, with an exercise price of $17.91 and a market price of $24.79; and 530,000 net-settled stock options on July 18, 2013, with an exercise price of $22.28 and a market price of $24.79. Mr. Clark exercised 21,260 net-settled stock options on April 25, 2013, with an exercise price of $19.30 and a market price of $21.00; 750 net-settled stock options on May 2, 2013, with an exercise price of $14.62 and a market price of $20.99; 41,240 net-settled stock options on May 2, 2013, with an exercise price of $19.30 and a market price of $20.99; 45,000 net-settled stock options on May 2, 2013, with an exercise price of $11.21 and a market price of $20.99; 125,000 net-settled stock options on May 2, 2013, with an exercise price of $10.31 and a market price of $20.99; 43,623 net-settled stock options on May 3, 2013, with an exercise price of $15.99 and a market price of $21.12; and 49,250 net-settled stock options on May 3, 2013, with an exercise price of $14.62 and a market price of $21.12.

(2)

The value realized upon exercise is the number of net-settled stock options exercised multiplied by the difference between the market price of the Company’s common stock at exercise and the exercise price of the net-settled stock options.

(3)

Includes vested RSUs received as a portion of 2013 MIP payout in February 2014 for 2013 performance. These vested RSUs carry transfer restrictions detailed in the “Executive Compensation—Summary Compensation Table” footnotes of this proxy statement.

(4)	The value realized on vesting is the number of shares vested multiplied by the closing market price of the Company’s common stock on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2013, relating to equity compensation plans or arrangements of Sallie Mae pursuant to which grants of options, restricted stock, restricted stock units, stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(1)	Weighted average exercise price of outstanding options and rights	Average remaining life (years) of options outstanding	Number of securities remaining available for future issuance under equity compensation plans	Types of awards issuable(2)
Equity compensation plans approved by security holders:
SLM Corporation 2012					NQ, ISO, PSU, SAR, RES, RSU
Omnibus Incentive Plan
Traditional options	—	—	—
Net-settled options	1,122,245	$17.90	4.1
RSUs	2,611,274	—	—

Total	3,733,519	17.90	4.1	13,394,640

Employee Stock Purchase Plan(3)
Total	—	—	0.0	5,760,704	NQ, RES
Expired Plans(4)					NQ, ISO, RES, RSU, SU
Traditional options	689,655	43.18	1.1
Net-settled options	6,054,129	20.35	4.3
RSUs / PUs	2,716,640	—	—

Total	9,460,424	21.34	4.1	—

Total approved by security holders	13,193,943	20.72	4.1	19,155,344
Equity compensation plans not approved by security holders:
Compensation arrangements(5)	341,704	17.30	4.0	—	NQ

Total not approved by security holders	341,704	17.30	4.0	—

Total	13,535,647	20.55	4.1	19,155,344

(1)

Upon exercise of a net-settled option, optionees are entitled to receive the spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2013, where provided. This column reflects the target amount of Performance Stock Units (PSUs) issuable at December 31, 2013.

(2)

NQ (Non-Qualified Stock Option), ISO (Incentive Stock Option), PSU (Performance Stock Units), SAR (Stock Appreciation Rights), RES (Restricted/Performance Stock), RSU (Restricted Stock Unit), ST (Stock Awards), SU (Stock Units).

(3)	Number of shares available for issuance under the Employee Stock Purchase Plan (ESPP) as of December 31, 2013. The ESPP was amended and approved by shareholders on May 24, 2012.

(4)

Expired plans with outstanding equity awards are the Management Incentive Plan, Board of Directors Stock Option Plan, SLM Corporation Incentive Plan, SLM Corporation 2009-2012 Incentive Plan and SLM Corporation Directors Equity Plan.

(5)

One million net-settled options were awarded on January 8, 2008, to Mr. Remondi as an “employment inducement award.” Upon exercise of a net-settled option, Mr. Remondi is entitled to receive the spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2013.

PENSION BENEFITS

The Company terminated its tax-qualified pension plan and non-qualified supplemental pension plan in 2011.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2013

The table below provides information about the non-qualified deferred compensation of the named executive officers in 2013. Under the Sallie Mae Deferred Compensation Plan for Key Employees, eligible employees may elect to defer up to 100 percent of their annual cash performance bonus and up to 85 percent of their base salary. Amounts deferred by plan participants are credited to record-keeping accounts; participants are general creditors of the Company with regard to their accounts.

The Company makes contributions to the plan only if, and to the extent, a participant’s deferral under this plan reduces the contribution that would have been made under the Company’s tax-qualified defined contribution plan. No such contributions were made for any named executive officer for 2013. Participants’ accounts are credited with earnings based on the investment performance of underlying investment funds, as selected by participants. The Company’s stock is one of the available investment options. Earnings credited do not constitute an “above-market interest rate” as defined by the SEC. Earnings are credited daily.

Participants elect the time and form of payment of their accounts. Except as described herein, accounts may be paid either 12 months following separation of service or by January 31st following an age elected by the participant and at least 12 months following separation of service (named executive officers who have elected to have any portion of their account “invested” in the Company’s stock will receive such portion at least six months following separation from service in the form of Company stock). Accounts may be distributed either in a lump sum, annual installments, or a formula acceptable to the Corporation. The timing of the payment of accounts may be changed, but the change must delay distribution for at least five years beyond the original distribution date, must be made at least 12 months before the original distribution date, and will not be effective until 12 months after the subsequent election is made. Accounts may also be paid while a participant is “in service” on a pre-specified date, provided that the distribution date is at least two years after the date of the last deferral.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Remondi	$0	$0	$0	$0	$0
DePaulo	0	0	0	0	0
Lutz	157,499	0	2,189	0	159,688
Lord	0	0	0	0	0
Clark	0	0	0	0	0

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Executive Severance Plan

Under the Company’s Executive Severance Plan for Senior Officers, eligible officers who do not have an individually negotiated severance arrangement will receive a lump sum cash payment equal to: (1) a multiple of base salary and an average of the last 24 months of bonus compensation; plus (2) pro-rated target bonus for the year of termination, upon the following events: (a) resignation from employment for good reason (as defined in the plan); (b) the Company’s decision to terminate an eligible officer’s employment for any reason other than for cause (as defined in the plan), death or disability; or (c) upon mutual agreement of the Company and the eligible officer. The multiplier for each eligible officer position is as follows: Chief Executive Officer-2; Higher than Executive Vice President-1.5; Executive or Senior Vice President-1.0. Under the plan, in no event will a severance payment exceed a multiple of three times an officer’s base and incentive bonus.

In addition to the cash severance payment, eligible officers will receive subsidized medical benefits and outplacement services for 18 months (24 months for the Chief Executive Officer). Treatment of equity upon severance is governed by the terms of the applicable equity agreement and not the severance plan. If an eligible officer is otherwise subject to an individually-negotiated severance arrangement, the terms of that arrangement, and not the plan, apply until the expiration of the arrangement. The plan will apply after the expiration of the arrangement.

The Compensation Committee of the Board of Directors has previously agreed and communicated to Laurent C. Lutz (Executive Vice President and General Counsel) and Joseph A. DePaulo (Executive Vice President, Banking and Finance) that the occurrence of the Spin-Off resulted in a material reduction in their responsibilities sufficient to constitute a “Termination for Good Reason” under the Executive Severance Plan for Senior Officers should either choose to exercise his rights under such plan and, further, that any such resulting termination will not be treated as termination for misconduct under any equity grants they hold. Sallie Mae is actively seeking to retain Mr. Lutz and Mr. DePaulo following completion of the Spin-Off and in connection therewith is working to define their post-Spin-Off roles and responsibilities in a manner conducive to their retention. The amounts set forth opposite Mr Lutz’s and Mr DePaulo’s names in the tables below under “Potential Payments upon Termination or Change of Control” assume the exercise of their severance rights following a Termination for Good Reason under the Executive Severance Plan.

The Company also entered into severance arrangements with Messrs. Lord and Clark, which are described under the heading “Actual Payments upon Termination” below.

Change in Control Severance Plan

Under the Company’s Change in Control Plan for Senior Officers, if a termination of employment for reasons defined in the plan occurs within 24 months following a change in control of the Company, the participant is entitled to receive a lump sum cash payment equal to two times the sum of his or her base salary and average annual performance bonus (based on the prior two years). A participant will also be entitled to receive a pro-rated portion of his or her target annual performance bonus for the year in which the termination occurs, as well as continuation of medical insurance benefits for a two-year period. Under the plan, equity awards made before January 1, 2009 vest upon a change in control pursuant to their terms, regardless of whether the participant’s employment terminates and, equity awards granted after January 1, 2009, become vested and non-forfeitable in connection with a change in control only if the participant’s employment is terminated or if the acquiring or surviving entity does not assume the awards. The plan does not allow for gross-ups.

The Change in Control Plan was not triggered by the resignation of Mr. Remondi as President and Chief Executive Officer of the Company upon the completion of the Spin-Off.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would have been payable to the named executive officers who were employed as executive officers on December 31, 2013, if such individual’s employment had terminated and/or a change in control had occurred on December 31, 2013, given the individual’s compensation and service levels as of December 31, 2013, and based on the Company’s closing stock price on that date of $26.28 per share. The amounts disclosed in the tables are in addition to: (1) compensation and benefits available prior to the occurrence of a termination of employment, such as vested stock options, and (ii) compensation and benefits available generally to all employees, such as distributions under the Company’s defined contribution retirement program, disability plans and accrued vacation pay.

The following severance arrangements were effective for the named executive officers who were employed as officers on December 31, 2013: (i) the Executive Severance Plan; (2) the severance arrangements for Messrs. Lord and Clark; (3) the Change in Control Severance Plan; and (4) the 2012 Plan and predecessor equity plans.

The tables below show certain potential payments that would have been made to each named executive officer if the individual’s employment had terminated on December 31, 2013 under various scenarios.

Mr. Clark’s employment with Sallie Mae ended on March 29, 2013, and Mr. Lord retired from Company effective May 29, 2013. Potential payments to Messrs. Lord and Clark upon a change in control or termination or employment are not included in the tables below. Instead, payments made to Messrs. Lord and Clark as a result of each executive’s departure are described separately under “Actual Payments upon Termination” below.

Change in Control Without Termination

Name	Equity Vesting(1)	Cash Severance	Medical Insurance / Outplacement	Total
Remondi	—	—	—	—
DePaulo	—	—	—	—
Lutz	—	—	—	—

Change in Control with Termination without Cause or for Good Reason

Name	Equity Vesting(2)	Cash Severance	Medical Insurance / Outplacement(3)	Total
Remondi	$10,085,637	$5,617,450	$21,337	$15,724,424
DePaulo	8,267,241	3,144,600	18,361	11,430,202
Lutz	7,406,270	3,144,600	23,989	10,574,859

Termination by the Corporation Without Cause or by the Executive for Good Reason

Name	Equity Vesting(4)	Cash Severance	Medical Insurance / Outplacement(5)	Total
Remondi	$0	$5,617,450	$36,337	$5,653,787
DePaulo	0	1,929,825	28,771	1,958,596
Lutz	0	1,929,825	32,991	1,962,816

Termination by the Corporation with Cause

Name	Equity Vesting(6)	Cash Severance	Medical Insurance / Outplacement	Total
Remondi	—	—	—	—
DePaulo	—	—	—	—
Lutz	—	—	—	—

Termination by the Executive upon Retirement

Name	Equity Vesting(7)	Cash Severance	Medical Insurance / Outplacement	Total
Remondi	$0	—	—	—
DePaulo	—	—	—	—
Lutz	—	—	—	—

Termination by Death or Disability

Name	Equity Vesting(8)	Cash Severance	Medical Insurance / Outplacement	Total
Remondi	$10,085,637	—	—	$10,085,637
DePaulo	8,267,241	—	—	8,267,241
Lutz	7,406,270	—	—	7,406,270

1)	Assumes all equity awards are assumed by the surviving/acquiring company in a change of control.

2)

Amounts shown are the value of stock and stock unit awards (including dividend equivalents) plus the spread value of stock options that would vest for each individual on December 31, 2013, based on the closing market price of the Company’s common stock on that date of $26.28. Assumes restricted stock, restricted stock units, performance stock units and stock options are not assumed in a change of control.

3)	Includes the Company’s estimated portion of the cost of health care benefits for 24 months.

4)	Upon termination, these awards generally continue to vest based on their original vesting terms.

5)

Mr. Remondi became Chief Executive Officer in May 2013 and is entitled to the Company’s estimated portion of the cost of health care benefits for a period of 24 months plus $15,000 of outplacement services. Amounts for Messrs. DePaulo and Lutz include the Company’s estimated portion of the cost of health care benefits for 18 months, plus $15,000 of outplacement services.

6)	Vested and unvested equity awards forfeit upon Termination for Cause (as defined in the plan).

7)

Retirement eligibility for equity treatment for awards granted prior to 2013 is age 60 or more, or age plus service with the Company or its subsidiaries of 70 or more. Beginning with awards granted in 2013, retirement eligibility is age 65 or more, or age plus service with the Company or its subsidiaries of 75 or more. Upon eligible retirement, these awards generally continue to vest based on their original terms. On December 31, 2013, only Mr. Remondi was retirement eligible. The remaining one-third of stock options and RSUs granted to Mr. Remondi in 2011 vested on January 27, 2014. Stock options granted to Mr. Remondi in 2012 vest as follows: one-third of the options shall vest on each of February 3, 2013, February 3, 2014, and February 3, 2015, subject in all respects to the following additional vesting provisions: (i) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (ii) the second one-third of the options will vest if the closing price of the Company’s common stock on the NASDAQ meets or exceeds $17 per share for any five consecutive days at any time after the Grant Date and (iii) the third one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date. The second one-third of the options granted to Mr. Remondi in 2012 vested on February 3, 2014. PSUs granted to Mr. Remondi in 2012 vest after a three-year performance period from 2012 through 2014, with potential payout ranging from 0 percent to 130 percent of the target award based on the Company’s Cumulative Net Income for such performance period. The PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the year ending 2014 with the SEC, and in no event later than March 15, 2015. Stock options granted to Mr. Remondi in 2013 vest as follows: one-third of the options shall vest on each of February 7, 2014, February 7, 2015, and February 7, 2016, subject in all respects to the following additional vesting provisions: (i) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (ii) the second one-third of the options will vest if the closing price of the Company’s common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the Grant Date and (iii) the third one-third of the options will vest if the closing price of the Company’s Common Stock on the NASDAQ meets or exceeds $21 per share for any five consecutive days at any time after the grant date. The first one-third of the options granted to Mr. Remondi in 2013 vested on February 7, 2014. PSUs granted to Mr. Remondi in 2013 vest after a three-year performance period from 2013 through 2015, with potential payout ranging from 0 percent to 130 percent of the target award based on the Company’s Cumulative Net Income for such performance period. The PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the year ending 2015 with the SEC, and in no event later than March 15, 2016. RSUs granted to Mr. Remondi in 2013 vest and are converted into shares of common stock, in one-third increments on August 8, 2014, August 8, 2105 and August 8, 2016.

8)

Unvested equity awards accelerate upon termination by death or disability (as defined in the plan). Amounts shown are the value of stock and stock unit awards plus the spread value of stock options that would vest for each individual on December 31, 2013, based on the closing market price of the Company’s common stock on that date of $26.28.

ACTUAL PAYMENTS UPON TERMINATION

Sallie Mae and Mr. Lord entered into an agreement and release (the “Agreement”), dated May 29, 2013, in connection with his retirement from the Company. Under the terms of the Agreement, Mr. Lord agreed to a general release and waiver of claims for the benefit of Sallie Mae. The Agreement was approved by the Compensation Committee pursuant, in part, to the Executive Severance Plan for Senior Officers and provides that Mr. Lord will receive: (i) cash severance payments consisting of (x) $6,757,354, less withholding taxes, payable in a lump sum shortly after the Agreement becomes effective and (y) $3,234,000, less withholding taxes, payable in a lump sum generally when annual bonus payments are made to named executive officers of Sallie Mae; and (ii) subsidized COBRA coverage for 24 months post-termination. The agreement further provides that Mr. Lord’s unvested stock option awards (1,208,295 options) will become fully vested and exercisable. His remaining unvested equity awards will generally be treated pursuant to their existing terms. Mr. Lord is also entitled to certain reimbursements with respect to certain transition expenses (up to $300,000) and legal fees incurred in connection with the negotiation and execution of the Agreement (up to $35,000).

Accordingly, when Mr. Lord’s employment with the Company terminated, he became entitled to the following amounts:

Cash Severance	Equity Vesting(1)	Medical Insurance(2)	Reimbursement of Transition Expenses	Reimbursement of Legal Fees	Total
$9,991,354	$5,016,612	$12,423	$300,000	$35,000	$15,355,389

(1)	The amount shown is the value of stock options that were accelerated per the terms of the Agreement based on the closing market price of the Company’s common stock on May 29, 2013 ($23.48).

(2)	The amount shown is the value of the Company’s estimated portion of health care benefits for 24 months.

Severance payments to Mr. Clark were subject to the terms of his Offer of Employment, dated February 26, 2008 (the “Offer”). In particular, the Offer provides for severance payments equal to 50-percent of Mr. Clark’s base salary and average annual bonus (based on the prior two years) for each year of service, not to exceed two years base salary and bonus. Accordingly, when Mr. Clark’s employment with the Company terminated on March 29, 2013, he became entitled to the following amounts:

Cash Severance	Equity Vesting(1)	Total
$2,736,615	$0	$2,736,615

(1)	Upon his termination, Mr. Clark continued to vest in any outstanding equity awards based on the original vesting terms of those awards.

DIRECTOR COMPENSATION

Our directors’ compensation program is designed to reasonably compensate our non-employee directors for work required for a company of our size and to align the directors’ interests with that of our stockholders. The Compensation Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board of Directors. No changes to non-employee director compensation were approved in fiscal year 2014. Employee directors do not receive additional compensation for serving as a director.

Director Compensation Elements

The following table highlights the material elements of our director compensation program:

Compensation Element	Compensation Value
Annual Cash Retainer	$70,000
Annual Audit Committee Chair Cash Retainer	$25,000
Annual Compensation and Personnel Committee Chair Cash Retainer	$10,000
Annual Nominations and Governance Committee Chair Cash Retainer	$10,000
Annual Finance Committee Chair Cash Retainer	$10,000
Annual Lead Director Cash Retainer	$25,000
Annual Independent Chairman Cash Retainer	$70,000
Annual Equity Award	$110,000 divided between restricted stock and stock options
Annual Independent Chairman Equity Award	$110,000 divided between restricted stock and stock options

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors. Under our share ownership guidelines, each director is expected, within five years of initial election to the Board of Directors (or two years after January 31, 2012, for current independent directors), to own Common Stock with a value equivalent to four times his or her annual cash retainer. As of December 31, 2013, all then current directors were in compliance with our stock ownership guidelines and it is expected that all new directors will achieve compliance within the applicable five year period.

Other Compensation

We provide non-employee directors with company-paid group life insurance, accidental death and disability and business travel accident insurance. We also provide current non-employee directors the opportunity to participate in the

Company’s medical and dental plans. If selected by the director, the director pays the full cost of medical and dental coverage (which is normally shared by Sallie Mae and the employee). After retirement from the Board of Directors, a former non-employee director may continue medical coverage for up to 18 months under COBRA at his/her own expense. The [Independent Chairman/Lead Independent Director] is also entitled to reimbursement for office and transportation expenses commensurate with the amount of time he allocates to Board service.

Deferred Compensation Plan

Under our Deferred Compensation Plan for Directors (“Director Deferral Plan”), non-employee directors may elect annually to defer receipt of all or a percentage of their annual retainer, meeting fees or per diem payments. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). During 2013, none of the non-employee directors participated in the Director Deferral Plan.

2013 Director Compensation Table

The following table provides summary information for the year ended December 31, 2013, relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2013:

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ann Torre Bates	$70,000	$54,983	$54,997	$524	$180,504
William M. Diefenderfer	80,000	54,983	54,997	524	190,504
Diane Suitt Gilleland	70,000	54,983	54,997	524	180,504
Earl A. Goode	80,000	54,983	54,997	524	190,504
Ronald F. Hunt	74,500	54,983	54,997	524	185,004
Barry A. Munitz	70,000	54,983	54,997	524	180,504
Howard H. Newman	70,000	54,983	54,997	524	180,504
Frank C. Puleo	84,500	54,983	54,997	524	195,004
Wolfgang Schoellkopf	95,000	54,983	54,997	524	205,504
Steven L. Shapiro	70,000	54,983	54,997	524	180,504
Anthony P. Terracciano	140,000	109,985	109,997	985	360,967
Barry L. Williams	95,000	54,983	54,997	524	205,504

(1)

The grant date fair market value for each share of restricted stock granted in 2013 to directors is based on the closing market price of Sallie Mae’s stock on February 7, 2013, which was $17.91. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of Sallie Mae’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. See the section titled “Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

(2)

The grant date fair market value for stock options granted in 2013 to directors is $2.81 per share. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 11 “Stock-Based Compensation Plans and Arrangements” of Sallie Mae’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. See the section titled “Treatment of Long-Term Incentive Awards Following the Spin-Off” for additional information.

(3)	All Other Compensation is set forth in the table below:

Name	Life Insurance Premiums(A)	Dividend Equivalent Rights(B)	Total ($)
Ann Torre Bates	$64	$460	$524
William M. Diefenderfer	64	460	524
Diane Suitt Gilleland	64	460	524
Earl A. Goode	64	460	524
Ronald F. Hunt	64	460	524
Barry A. Munitz	64	460	524
Howard H. Newman	64	460	524
Frank C. Puleo	64	460	524
Wolfgang Schoellkopf	64	460	524
Steven L. Shapiro	64	460	524
Anthony P. Terracciano	64	921	985
Barry L. Williams	64	460	524

(A)	The amount reported is the annual premium paid by Sallie Mae to provide a life insurance benefit of up to $100,000.

(B)	Grant date fair value of DEUs issued on shares of unvested restricted stock during 2013. DEUs vest based on the vesting terms of the underlying award on which they are issued.

OTHER MATTERS

Certain Relationships and Transactions

Sallie Mae has a written policy regarding review and approval of related persons transactions. Transactions covered by the policy are transactions involving Sallie Mae in excess of $120,000 in any year in which any director, nominee, executive officer, or greater-than-five percent beneficial owner of the Company, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less-than-ten percent owner of an entity involved in the transaction (“Related Persons Transaction”). Certain loans made in the ordinary course of Sallie Mae’s business to executive officers, directors and their family members are considered Related Persons Transactions and may be required to be disclosed in the proxy statement, but are pre-approved under the policy if they meet specified requirements.

Under the policy, the Corporate Secretary will notify the Chair of the Audit Committee of any proposed Related Persons Transaction, and the Chair of the Audit Committee will determine if approval under the policy is required. If such approval is required, the Audit Committee will then review the proposed Related Persons Transaction and make a recommendation to the Board of Directors regarding whether to approve the transaction. In considering a transaction, the Audit Committee takes into account whether a transaction would be on terms no less favorable to an unaffiliated third party under the same or similar circumstances.

Sallie Mae has adopted written policies to implement the requirements of Regulation O of the Board of Governors of the Federal Reserve System, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of directors of Sallie Mae Bank.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Sallie Mae’s executive officers and directors, as well as persons who beneficially own more than 10 percent of the Common Stock, to file reports on their holdings of and transactions in Sallie Mae Common Stock. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the fiscal year 2013 all required reports were filed in a timely manner, except for the following transaction which was not timely filed: a grant of RSUs was reported late by John F. Remondi.

Other Matters for the 2014 Annual Meeting

As of the date of this proxy statement, there are no matters that the Board of Directors intends to present for a vote at the Annual Meeting other than the business items discussed in this proxy statement. In addition, Sallie Mae has not been notified of any other business that is proposed to be presented at the Annual Meeting. If other matters now unknown to the Board of Directors come before the Annual Meeting, the proxy given by a stockholder electronically, telephonically or on a proxy card gives discretionary authority to the persons named by Sallie Mae to serve as proxies to vote such stockholder’s shares on any such matters in accordance with their best judgment.

Stockholder Proposals for the 2015 Annual Meeting

A stockholder who intends to introduce a proposal for consideration at Sallie Mae’s 2015 Annual Meeting may seek to have that proposal and a statement in support of the proposal included in the Company’s 2015 proxy statement if the proposal relates to a subject that is permitted under SEC Rule 14a-8. To be considered for inclusion, the proposal and supporting statement must be received by the Company no later than December 31, 2014, and must satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee that it will be included in Sallie Mae’s proxy statement.

Sallie Mae’s By-Laws provide that a stockholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8. Sallie Mae’s By-Laws provide that any such proposals or nominations for the Company’s 2015 Annual Meeting must be received by it on or after February 25, 2015, and on or before April 26, 2015. Any such notice must satisfy the other requirements in Sallie Mae’s By-Laws applicable to such proposals and nominations. If a stockholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-4(c), Sallie Mae may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

Solicitation Costs

All expenses in connection with the solicitation of proxies for the Annual Meeting will be paid by Sallie Mae. Sallie Mae has engaged MacKenzie Partners, Inc. to solicit proxies for an estimated fee of $15,000 plus reimbursement for out-of-pocket costs. In addition, officers, directors, regular employees or other agents of Sallie Mae may solicit proxies by telephone, telefax, personal calls, or other electronic means. Sallie Mae will request banks, brokers, custodians and other nominees in whose names shares are registered to furnish to the beneficial owners of Sallie Mae’s Common Stock Notices of Availability of the materials related to the Annual Meeting, and including, if so requested by the beneficial owners, paper copies of the Form 10-K, this proxy statement and the proxy card and, upon request, the Company will reimburse such registered holders for their out-of-pocket and reasonable expenses in connection therewith.

Householding

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding stock but sharing the same address, Sallie Mae has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain registered stockholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive one copy of the Notice of Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies Sallie Mae that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and would like to have separate copies of the Notice of Availability or proxy materials mailed to you in the future, or you would like to have a single copy of the Notice of Availability or proxy materials mailed to you in the future, you must submit a request in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call at 1-800-542-1061. If you are a beneficial stockholder, please contact your bank or broker to opt in or out of householding.

However, please note that if you want to receive a separate proxy card or vote instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Availability that was sent to you and we will deliver promptly upon written or oral request, separate copies of the proxy materials for this year’s Annual Meeting.

ATTACHMENT A

The full text of Article FOURTH of the Restated Certificate of Incorporation of SLM Corporation, as amended, as proposed to be amended and with the deletions indicated by strike-outs, is set forth below. This amendment will only be adopted if Proposal 5 is approved.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,145,000,000 shares of capital stock, consisting of (i) 1,125,000,000 shares of common stock, par value $.20 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $.20 per share (the “Preferred Stock”).

a. Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(1) Voting. Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, at each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder’s name on the stock transfer records of the Corporation; ~~provided, however, that at all elections of directors of the Corporation, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast as many votes, in person or by proxy, which (except for this provision) such holder would be entitled to cast for the election of directors with respect to its shares of stock multiplied by the number of directors to be elected at such election, and that such holder may cast all such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder sees fit~~.

(2) Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(3) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(4) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

b. Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(1) Designated Preferred Stock—Series A. Pursuant to authority conferred upon the Board of Directors by this Article IV, the Board of Directors created a series of 3,450,000 shares of Preferred Stock designated as 6.97% Cumulative Redeemable Preferred Stock, Series A, by filing a Certificate of Designations of the Corporation with the Secretary of State of the State of Delaware on November 12, 1999, and the voting powers, designations, preferences and relative, participating and other special rights, and the qualifications, limitations and restrictions thereof, of the 6.97% Cumulative Redeemable Preferred Stock are as set forth on Exhibit A hereto and are incorporated herein by reference.

(2) Designated Preferred Stock—Series B. Pursuant to authority conferred upon the Board of Directors by this Article IV, the Board of Directors created a series of 4,000,000 shares of Preferred Stock designated as Floating-Rate Non-Cumulative Preferred Stock, Series B, by filing a Certificate of Designations of the Corporation with the Secretary of State of the State of Delaware on June 7, 2005, and the voting powers, designations, preferences and relative, participating and other special rights, and the qualifications, limitations and restrictions thereof, of the Floating-Rate Non-Cumulative Preferred Stock are as set forth on Exhibit B hereto and are incorporated herein by reference.

c. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Unless approved by the affirmative vote of not less than a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors, the Corporation shall not take any action that would result in the acquisition by the Corporation, directly or indirectly, from any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934) of five percent or more of the shares of Common Stock issued and outstanding, at a price in excess of the prevailing market price of such Common Stock, other than pursuant to a tender offer made to all stockholders or to all stockholders owning less than 100 shares of Common Stock.

d. Limitation on Stockholder Rights Plan. Notwithstanding any other powers set forth in this Certificate of Incorporation, the Board of Directors shall not adopt a stockholders “rights plan” (which for this purpose shall mean any arrangement pursuant to which, directly or indirectly, Common Stock or Preferred Stock purchase rights may be distributed to stockholders that provide all stockholders, other than persons who meet certain criteria specified in the arrangement, the right to purchase the Common Stock or Preferred Stock at less than the prevailing market price of the Common Stock or Preferred Stock), unless (i) such rights plan is ratified by the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors at the next meeting (annual or special) of stockholders; (ii) by its terms, such rights plan expires within thirty-seven (37) months from the date of its adoption, unless extended by the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors; and (iii) at any time the rights issued thereunder will be redeemed by the Corporation upon the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

SLM CORPORATION ATTN: CORPORATE SECRETARY 300 CONTINENTAL DRIVE NEWARK, DE 19713

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you wish to exercise cumulative voting rights in the election of directors, you must vote in person or by mail.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M71885-P50370	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SLM CORPORATION

The Board of Directors recommends you vote FOR the
following proposals:

1.	Election of Directors

	Nominees:			For	Against	Abstain

	1a.	TBD		☐	☐	☐			For	Against	Abstain

	1b.	TBD		☐	☐	☐	2.	Advisory approval of SLM Corporation’s executive compensation.	☐	☐	☐

	1c.	TBD		☐	☐	☐	3.	Ratification of the appointment of KPMG LLP as SLM Corporation’s independent registered public accounting firm for 2014.	☐	☐	☐

	1d.	TBD		☐	☐	☐	4.	Approval of an amendment to the Limited Liability Company Agreement of Navient, LLC to eliminate the provision requiring SLM Corporation stockholders to approve certain actions.	☐	☐	☐

	1e.	TBD		☐	☐	☐	5.	Approval of an amendment to the Restated Certificate of Incorporation of SLM Corporation, as amended, to eliminate cumulative voting.	☐	☐	☐

	1f.	TBD		☐	☐	☐	The Board of Directors makes NO RECOMMENDATION regarding the following proposal:

	1g.	TBD		☐	☐	☐	6.	Stockholder proposal regarding proxy access.	☐	☐	☐

	1h.	TBD		☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:

	1i.	TBD		☐	☐	☐	7.	Stockholder proposal regarding disclosure of lobbying expenditures and contributions.	☐	☐	☐

	1j.	TBD		☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

						☐	NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

ADMISSION TICKET

Bring this ticket and photo ID with you if you plan on attending the meeting.

NOTE: Cameras, transmission, broadcasting and other recording devices, including certain smart phones, will not be permitted in the meeting room. Attendees will be asked to pass through a security screening device or adhere to other security measures prior to entering the Annual Meeting. We regret any inconvenience this may cause you and we appreciate your cooperation.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

▼ DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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M71886-P50370

SLM CORPORATION

Annual Meeting of Stockholders

June 25, 2014 11:00 AM

Sallie Mae

300 Continental Drive

Newark, DE 19713

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard Nelson and Nicolas Jafarieh, or each of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of SLM Corporation to be held on June 25, 2014, and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF PROPOSALS 1, 2, 3, 4 AND 5, “ABSTAIN” ON PROPOSAL 6, “AGAINST” ON PROPOSAL 7 AND IN THE PROXY’S DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES HELD FOR THE ACCOUNT OF THE UNDERSIGNED IN CERTAIN SLM CORPORATION 401(K) PLANS.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)